SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the registrant ☑

Filed by a party other than the registrant ☐

Check the appropriate box:

☑	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as

permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-12

REINSURANCE GROUP OF AMERICA,

INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Reinsurance Group

of America, Incorporated®

NOTICE OF THE ANNUAL MEETING OF

THE SHAREHOLDERS OF

REINSURANCE GROUP OF AMERICA, INCORPORATED

Chesterfield, Missouri

April 8, 2013

TO THE SHAREHOLDERS OF

REINSURANCE GROUP OF AMERICA, INCORPORATED

The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated will be held at the Company’s principal executive offices located at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017 on May 15, 2013, commencing at 2:00 p.m., at which meeting only holders of record of the Company’s common stock at the close of business on March 18, 2013 will be entitled to vote, for the following purposes:

1.	To elect two directors for terms expiring in 2016;

2.	To vote to approve the compensation of the Company’s named executive officers on a non-binding, advisory basis;

3.	To vote to approve an amendment to the Company’s Flexible Stock Plan;

4.	To vote to re-approve the performance measures under the Company’s Annual Bonus Plan;

5.	To vote to re-approve the performance measures under the Company’s Flexible Stock Plan;

6.	To vote on a proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors;

7.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2013; and

8.	To transact such other business as may properly come before the meeting.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By
J. Cliff Eason
Chairman of the Board

William L. Hutton Secretary

ii

Information About the 2013 Annual Meeting and Proxy Voting

Even though you may plan to attend the meeting, please mark, date, and execute the enclosed proxy and mail it promptly. A postage-paid return envelope is enclosed for your convenience.

Reinsurance Group

of America, Incorporated®

1370 Timberlake Manor Parkway

Chesterfield, Missouri 63017-6039

Proxy Statement

for the

Annual Meeting of the Shareholders

To Be Held May 15, 2013

at the Company’s Offices in Chesterfield, Missouri

This Proxy Statement is furnished to the holders of common stock of Reinsurance Group of America, Incorporated (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of the Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on May 15, 2013, and all adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of the Shareholders. The Company is first mailing this Proxy Statement and the enclosed Annual Report to Shareholders for the fiscal year ended December 31, 2012 on or about April 8, 2013.

Whether or not you expect to attend the Annual Meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of common stock can be voted only when represented by a properly executed proxy.

Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

The close of business on March 18, 2013 has been fixed as the record date for the determination of the Company shareholders entitled to vote at the Annual Meeting. As of the record date, approximately 73,685,270 shares of common stock were outstanding and entitled to be voted at the Annual Meeting. Shareholders will be entitled to cast one vote on each matter for each share of common stock held of record on the record date.

The Board of Directors of the Company is making this proxy solicitation. The solicitation will primarily be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by directors, officers, or regular employees of the Company in person, or by telephone, facsimile transmission or other electronic means of communication.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: This Proxy Statement and our 2012 Annual Report to Shareholders are available at www.rgare.com.

ITEM 1 — ELECTION OF DIRECTORS

The first item to be acted upon at the Annual Meeting is the election of William J. Bartlett and Alan C. Henderson as directors of the Company for terms expiring at the annual meeting of the shareholders in 2016 or until their respective successors have been elected and qualified. The Board nominates Messrs. Bartlett and Henderson for election at the Annual Meeting. Each nominee is currently a director of the Company.

Retirement of Rachel Lomax

On of the date of the Annual Meeting, Rachel Lomax will retire from the Board of Directors. Her position on the Board will remain vacant until her successor is elected and qualified.

Nominees and Continuing Directors

The Board currently has nine directors who are divided into three classes, each of which contains three directors. Following the Annual Meeting, the Board will have eight directors who will be divided into three classes, two of which will contain three directors and one will contain two directors. The term of office for each class is three years. Certain information with respect to the director nominees proposed by the Company and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board may recommend.

Vote Required

If a quorum is present, the vote required to approve this Item 1 is a majority of the common stock represented in person or by proxy at the Annual Meeting. The Company recommends a vote FOR the nominees for election to the Board.

To Be Elected as Directors for Terms Ending in 2016:	Director Since

William J. Bartlett, 63

Retired partner, Ernst & Young Australia. Mr. Bartlett was an accountant and consultant with Ernst & Young for over 35 years and advised numerous clients in the global insurance industry. Mr. Bartlett was appointed a partner of Ernst & Young in Sydney, Australia in July 1980, a position he held until his retirement in June 2003. He served as chairman of the firm’s global insurance practice from 1991 to 2000, and was chairman of the Australian insurance practice group from 1989 to 1998. Mr. Bartlett currently serves as an independent, non-executive director of Suncorp Group Limited, GWA Limited and the Abacus Property Trust, all of which are listed on the Australian Stock Exchange. Mr. Bartlett previously served as a member of the Australian Life Insurance Actuarial Standards Board and a consultant to the Australian Financial Reporting Council on Auditor Independence. He holds several professional memberships in Australia (ACPA and FCA), South Africa (CASA), and the United Kingdom (FCMA).

2004

Alan C. Henderson, 67 Retired President and Chief Executive Officer of RehabCare Group, Inc. (“RehabCare”) from June 1998 until June 2003. Prior to becoming President and Chief Executive Officer, Mr. Henderson was Executive Vice President, Chief Financial Officer and Secretary of RehabCare from 1991 through May 1998. Mr. Henderson was a director of RehabCare from June 1998 to December 2003, Angelica Corporation from March 2001 to June 2003, and General American Capital Corp., a registered investment company, from October 1989 to April 2003.	2002

To Continue in Office Until 2015:	Director Since

Frederick J. Sievert, 65

Retired President of New York Life Insurance Company from 2002 through 2007. Mr. Sievert shared responsibility for overall company management in the Office of the Chairman, from 2004 until his retirement in 2007. Mr. Sievert joined New York Life in 1992 as Senior Vice President and Chief Financial Officer. In 1995, Mr. Sievert was promoted to Executive Vice President and was elected to the Board of Directors in 1996. In addition, he was President and a member of the board of New York Life Insurance and Annuity Corporation, served as Chairman of the Board of NYLIFE Insurance Company of Arizona, and served on the Board of Directors for Max New York Life, the company’s joint venture in India, Siam Commercial New York Life, the joint venture in Thailand, and the company’s South Korea operation. Prior to joining New York Life, Mr. Sievert was a senior vice president for Royal Maccabees Life Insurance Company, a subsidiary of the Royal Insurance Group of London, England. Mr. Sievert currently serves as a director of CNO Financial Group, Inc.

2010

Stanley B. Tulin, 63

Retired Vice Chairman and CFO of AXA Financial, Inc. and its principle insurance subsidiary, AXA Equitable Life Insurance Company. Mr. Tulin joined AXA Equitable in 1996 as Senior Executive Vice President and CFO. In 1997, he became Executive Vice President and CFO of AXA Financial. In 1998, he was named Vice Chairman and a director of AXA Equitable, while remaining CFO of AXA Financial. He served on the AXA Group Executive Committee from 2000 through 2006. In his position at AXA, Mr. Tulin gained extensive experience in acquisitions and divestitures, consolidated risk management and financial communications. Since his retirement in 2006, Mr. Tulin has regularly consulted to AXA Financial, Inc. Prior to joining AXA Equitable, Mr. Tulin served as co-chairman of Coopers & Lybrand’s Insurance Industry Practice group and was part of the actuarial and strategic planning group at Milliman & Robertson, Inc. for 17 years. Mr. Tulin is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

2012

A. Greig Woodring, 61 President and Chief Executive Officer of the Company since 1993. Mr. Woodring headed the reinsurance business at General American Life Insurance Company from 1986 until the Company’s formation in December 1992. He also serves as a director and officer of a number of Company subsidiaries.	1993

To Continue in Office Until 2014:	Director Since

Arnoud W.A. Boot, 53

Professor of Corporate Finance and Financial Markets at the University of Amsterdam and director of the Amsterdam Center for Law & Economics since 2002. Mr. Boot is the founder and director of the Amsterdam Center for Corporate Finance. Prior to his current positions, Mr. Boot was a partner in the Finance and Strategy Practice at McKinsey & Company from 2000 through 2001, was the Vice Dean, Faculty of Economics and Econometrics at the University of Amsterdam from 1998 through 2000 and president of the European Finance Association in 2008. Mr. Boot serves as Chairman of the Bank Council of the Dutch Central Bank and is a member of the Dutch Scientific Council for Government Policy and the Dutch Social Economic Council. He is a member of the Advisory Scientific Committee of the European Systemic Risk Board in Frankfurt and he is also a research fellow at the Centre for Economic Policy Research in London and the Davidson Institute of the University of Michigan.

2009

John F. Danahy, 66 Retired Chairman and Chief Operating Officer of May Merchandising Company and May Department Stores International, subsidiaries of The May Department Stores Company (MDSC). Mr. Danahy served in various positions within MDSC for 38 years until his retirement in 2006. Mr. Danahy previously served as corporate-wide Senior Vice President of Information Technology and as Chairman and Chief Operating Officer of The Famous-Barr Co. for five years. Mr. Danahy has an Executive Master of Business Administration degree from Washington University’s Olin Business School.	2009

J. Cliff Eason, 65

Retired President and CEO of Southwestern Bell Telephone, SBC Communications, Inc. (“SBC”), a position he held from September 2000 through January 2001. Mr. Eason served as President, Network Services from 1999 through 2000; President, SBC International, from 1998 until 1999; President and CEO of Southwestern Bell Telephone Company (“SWBTC”) from 1996 until 1998; President and CEO of Southwestern Bell Communications, Inc. from 1995 through 1996; President of Network Services of SWBTC from 1993 through 1995; and President of Southwestern Bell Telephone Company of the Midwest from 1992 to 1993. He held various other positions with SBC and its subsidiaries prior to 1992. Mr. Eason was a director of Williams Communications Group, Inc. until his retirement in January 2001.

1993

CORPORATE GOVERNANCE

We have adopted a Principles of Ethical Business Conduct (the “Principles”), a Directors’ Code of Conduct (the “Directors’ Code”), and a Financial Management Code of Professional Conduct (the “Financial Management Code”). The Principles apply to all employees and officers of the Company and its subsidiaries. The Directors’ Code applies to directors of the Company and its subsidiaries. The Financial Management Code applies to our chief executive officer, chief financial officer, corporate controller, primary financial officers in each business unit, and all professionals in finance and finance-related departments. We intend to satisfy any disclosure obligations under Item 5.05 of Form 8-K by posting on our website information about amendments to, or waivers from, any provision of the Financial Management Code that applies to our chief executive officer, chief financial officer, and corporate controller.

The Board of Directors has adopted Corporate Governance Guidelines and charters for the Audit, Compensation, Nominating and Governance and Finance, Investment and Risk Management Committees (collectively, the “Governance Documents”). The codes of conduct and Governance Documents are available on our website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement. We will provide without charge, upon written or oral request, a copy of any of the codes of conduct or Governance Documents. Requests should be directed to Investor Relations, Reinsurance Group of America, Incorporated, 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, by electronic mail (investrelations@rgare.com), or by telephone (636-300-8828).

Qualifications of Directors

Following the Annual Meeting, the Board of Directors will be made up of eight individuals, each with a valuable core set of skills, talents and attributes that make them appropriate for our Company’s Board as a whole. When searching for new Board candidates, the Nominating and Governance Committee considers the evolving needs of the Company’s global business and searches for Board candidates that fill any current or anticipated future needs or gaps in skills and experience. As determined by our Board and the Nominating and Governance Committee, all of our directors possess the following qualifications: financial literacy, leadership experience, commitment to the Company’s values, absence of conflicting commitments, and knowledge and experience that will complement that of other directors and promote the creation of shareholder value. Other areas of expertise or experience are desirable given our Company’s global reinsurance business and operations and the current make-up of the Board, such as expertise or experience in: life insurance, information technology, international markets, operations, capital markets, banking, risk management, public company service and actuarial science. The process undertaken by the Nominating and Governance Committee in recommending qualified director candidates is described under “Additional Information – Shareholder Nominations and Proposals.”

Areas of Experience and Qualifications Relevant to Serving as a Director

All of our directors bring significant executive leadership derived from their careers and professions. When considering whether our current directors had the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies described above and summarized below:

•

William J. Bartlett: public accounting experience in global insurance accounting practice; audit committee experience; financial services and life insurance knowledge; international business, markets and operations

•	Arnoud W.A. Boot: management and business consulting experience; corporate finance; investments; risk management; international business, markets and operations

•	John F. Danahy: information technology; international business, markets and operations; public company management experience

•	J. Cliff Eason: information technology; international business, markets and operations; public company management experience

•	Alan C. Henderson: audit committee experience; experience as CEO and CFO of a public company; public company accounting and finance

•

Frederick J. Sievert: experience as an executive officer of a major U.S.-based life insurance company with international operations; life insurance business and market; insurance regulation; financial reporting; investments; risk management; international business, markets and operations

•

Stanley B. Tulin: experience as an executive officer of a major global financial services company; actuarial consulting experience; audit committee experience; consolidated risk management experience; mergers and acquisitions consulting experience; financial services and life insurance knowledge

•	A. Greig Woodring: as our President and Chief Executive Officer since 1993, extensive personal knowledge of the Company’s business, operations, customers and industry

Director Independence

In accordance with the Corporate Governance Guidelines, the Board undertook reviews of director independence in February 2012 and February 2013. During these reviews, the Board received a report from the Company’s General Counsel noting that there were no transactions or relationships between the Company or its subsidiaries and any of the independent directors (i.e., Messrs. Bartlett, Boot, Danahy, Eason, Henderson, Sievert, Tulin or Ms. Lomax) nor any member of such director’s immediate family. The purpose of this review was to determine whether any of those directors had a material relationship with us that would preclude such director from being independent under the listing standards of the New York Stock Exchange (“NYSE”) or our Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined, in its judgment, that each of the current eight directors named above are independent of us and our management under the applicable standards. Mr. Woodring is a non-independent director because he is our Chief Executive Officer.

Board Diversity

Although we do not have a formal written policy with respect to diversity, the Board believes that it is essential that directors represent diverse perspectives, skills and experience. When evaluating the various qualifications, experiences and backgrounds of Board candidates, the Board reviews and discusses many aspects of diversity such as gender, race, national origin, education, professional experience, geographic representation and differences in viewpoints and skills. To the extent possible, director recruitment efforts include several of these factors and the Board strives to recruit candidates that enhance the Board’s diversity.

Board Leadership Structure

In recognition of the differences between the two roles and in order to maximize effective Board leadership, our Company has separated the position of Chief Executive Officer and Chairman of the Board since we became public in 1993. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings, presides over meetings of the full Board and presides at the regularly scheduled executive sessions of the independent directors.

The Board’s Role in Risk Oversight

The Board has an active and ongoing role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors has established a Finance, Investment and Risk Management (“FIRM”) Committee to assist the Board with its oversight responsibilities and strengthen and support efforts to promote best practices in the Company’s enterprise risk management activities. The FIRM Committee reviews, monitors, and when appropriate, approves the Company’s programs, policies and strategies relating to financial and investment risks and overall enterprise risk management. In addition, the Audit Committee oversees management of risks related to accounting and financial reporting and reviews reports on ethics and compliance matters each quarter. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s employee compensation policies, practices, plans and arrangements, including executive retention. The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors, leadership development, CEO succession planning, and reviews any potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, Committee meetings are scheduled so the entire Board of Directors (including directors who are not actual committee members) are able to participate in Committee meetings and stay apprised of the risks monitored and discussed by each Committee. In addition, each Committee provides recommendations as required or appropriate.

Risk Considerations in our Compensation Program

The Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Compensation Committee continually considers the Company’s long-standing culture which emphasizes incremental continuous improvement and sustained long-term shareholder value creation, and ensures that these factors are reflected in the design of the Company’s compensations plans. Our compensation program is structured so that a considerable amount of our incentive-eligible employees’ compensation is tied to the long-term health of the Company. We avoid the type of disproportionately large, annual incentives that could encourage employees to take risks that may not be in our shareholder’s long-term interests, and we weight our management’s incentive compensation toward profitability and long-term performance. We believe this combination of factors encourages our executives and other employees to manage the Company in a prudent manner with a focus on increasing long-term shareholder value. Furthermore, as described in “Compensation Discussion and Analysis” below, the Compensation Committee may exercise full discretion and include subjective considerations in its incentive compensation decisions, which restrain the influence of formulae or objective factors on excessive risk taking.

While a significant portion of our executive compensation plan is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. Risk-taking is a fundamental and necessary part of our business, and our Compensation Committee has focused on aligning the Company’s compensation policies with the Company’s long-term interests and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. The following policies and practices emphasize the Compensation Committee’s focus on balancing risk with reward:

•

Annual Bonus Plan. Our Annual Bonus Plan (“ABP,” formerly called Management Incentive Plan) is designed to reinforce our pay for performance culture by making a significant portion of management’s annual bonus compensation variable. ABP awards are based solely on Company results or on a combination of Company, business unit and/or individual performance. The ABP aligns annual cash bonus compensation with our short-term business strategies and the targets reflect our short-term goals for operating income per share and revenue growth. The Compensation Committee sets award levels with a minimum level of performance that must be met before any payment can be made. To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of the target.

•

Performance Contingent Stock Grants. Our performance contingent stock (“PCS”) grants are a three year performance-driven incentive program that reinforces our intermediate-term strategic, financial and operating goals. Annual grants of PCS are designed to reward the achievement of specific intermediate-term corporate financial performance goals. The measures used for the PCS grants are an important means of aligning the economic interests of management and shareholders. The Compensation Committee sets award levels with a minimum level of performance that must be met before any payment can be made. To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target. We measure performance for the PCS grants based 33.5% on operating return on equity, 33.5% on relative return on equity compared to an established peer group and 33.0% on a compound annual growth rate for revenue, all calculated as of the end of the applicable three-year performance period.

•

Long-term Incentive Compensation. Our Flexible Stock Plan provides for the award of various types of long-term equity incentives, including stock options and stock appreciation rights (“SARs”), to associates who have the ability to favorably affect our business and financial performance. We believe that stock options and SARs provide the most appropriate vehicle for providing long-term value to management because of the economic tie to shareholder value. In 2011, we replaced stock option grants with SARs grants as our means of providing long-term incentive compensation. We believe annual grants of SARs allow us to reward the achievement of long-term goals and are based on our desire to achieve an appropriate balance between the overall risk and reward for short, intermediate and long-term incentive opportunities.

•

Share Ownership Guidelines. Our share ownership guidelines require members of senior management to hold a specified value of Company stock which is based on the level of their role and responsibility in the organization. This ensures that our senior management will have a significant amount of value tied to long-term holdings in Company stock.

•

Executive Incentive Recoupment Policy. In February 2013, the Board adopted an Executive Incentive Recoupment Policy, which permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (iii) causing injury to the interests or business reputation of the Company or of a business unit whether due to violations of law, regulatory sanctions or otherwise; and (iv) a material violation of the Company’s Principles of Ethical Business Conduct. The Compensation Committee has express authority to interpret and administer the policy, implement various remedies based on the circumstances triggering the recoupment and make all determinations with respect to the policy in its sole discretion.

Communications with the Board of Directors

The Board of Directors has posted the process whereby interested parties and shareholders can communicate with our directors and the Board on our website at www.rgare.com. Interested parties and shareholders may communicate directly with our Chairman of the Board, Mr. Eason, by sending a written communication as follows:

General Counsel

Reinsurance Group of America, Incorporated

1370 Timberlake Manor Parkway

Chesterfield, Missouri 63017

The process for communicating with the Board provides that the General Counsel will make a record of the receipt of any such communications. All properly addressed communications will be delivered to the specified recipient(s) not less than once each calendar quarter, and will not be directed to or reviewed by management prior to receipt by such persons.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held a total of seven regular meetings and no special meetings during 2012. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he or she served during 2012. We do not have a policy with regard to attendance by directors at the Annual Meeting. The Chairman of the Board attended the 2012 annual meeting of shareholders. The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), a Compensation Committee, a Nominating and Governance Committee, and a Finance, Investment and Risk Management Committee.

Audit Committee

The Audit Committee met eight times in 2012. On January 1, 2012, the Committee consisted of Messrs. Bartlett (Chairman), Boot, Danahy and Ms. Lomax. Mr. Tulin joined the Committee on January 26, 2012 and Ms. Lomax will retire from the Committee following the Annual Meeting. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditor. The Committee oversees our accounting and financial reporting processes, the adequacy of our internal controls over financial reporting and disclosure controls and procedures, the integrity of our financial statements, pre-approves all audit and non-audit services to be provided by the independent auditor, reviews reports concerning significant legal and regulatory matters, and reviews the plans and performance of our internal audit function. The Committee also reviews and discusses our filings on Forms 10-K and 10-Q, including the financial information in those filings. The Audit Committee works closely with management as well as our independent auditor and internal auditor. A more detailed description of the role and responsibilities of the Audit Committee is set forth in a written charter, adopted by the Board of

Directors, which is available on our website (www.rgare.com). The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding financial reporting, internal accounting controls, or auditing matters. Please see the process regarding contacting the Audit Committee on our website (www.rgare.com).

The Board of Directors has determined, in its judgment, that all of the members of the Audit Committee:

•	are independent within the meaning of Securities and Exchange Commission (“SEC”) regulations applicable to audit committees and the NYSE listing standards;

•	are qualified as audit committee financial experts within the meaning of SEC regulations; and

•	have accounting and related financial management expertise within the meaning of the NYSE listing standards.

The Audit Committee Charter provides that members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies, unless such member satisfactorily demonstrates that he or she has the ability to devote the time and attention required to serve on multiple audit committees.

Compensation Committee

The Compensation Committee met five times during 2012. On January 1, 2012, the Committee consisted of Messrs. Danahy (Chairman), Boot, Eason and Sievert. Mr. Tulin joined the Committee on January 26, 2012 and on that date Mr. Boot moved to the Finance, Investment and Risk Management Committee. The Committee meets as often as necessary to perform its duties and responsibilities, which include establishing and overseeing our general compensation policies, reviewing and approving the performance and compensation of the CEO, other named executive officers and members of our senior management. A more detailed description of the role and responsibilities of the Compensation Committee is set forth in a written charter adopted by the Board of Directors, which is available on our website (www.rgare.com). The Board of Directors has determined, in its judgment, that all of the Committee’s members are independent within the meaning of the NYSE listing standards. For purposes of its independence determination, the Board considered the enhanced independence standards for compensation committees under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which are required by the SEC for the listing standards of national securities exchanges.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are not and have never been officers or employees of the Company or any of its subsidiaries. No directors or executive officers of our Company serve on the compensation committee of another company of which a member of our Compensation Committee is an officer.

Nominating and Governance Committee

The Nominating and Governance Committee met four times in 2012. Since January 1, 2012, the Committee consisted of Messrs. Sievert (Chairman), Eason and Henderson. This Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of our Corporate Governance Guidelines. In addition, the Committee identifies individuals qualified to become members of the Board, consistent with the criteria established by the Board; develops and reviews background information on candidates for the Board; and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the performance of self-evaluations conducted by the Board and Committees. The Committee oversees the succession planning process for our CEO, which includes reviewing development plans for potential successors, evaluating potential internal and external successors for executive and senior management positions, and development and periodic review of the Company’s plans for CEO succession in various circumstances. A more detailed description of the role and responsibilities of the Nominating and Governance Committee is set forth in a written charter adopted by the Board of Directors, which is available on our website (www.rgare.com). The Board of Directors has determined, in its judgment, that all of the Committee’s members are independent within the meaning of the NYSE listing standards. Shareholders wishing to propose nominees to the Committee for consideration should notify in writing our Secretary in accordance with the process described in “Additional Information — Shareholder Nominations and Proposals.” The Secretary will inform the members of the Committee of such nominees.

Finance, Investment and Risk Management Committee

The Finance, Investment and Risk Management Committee met six times in 2012. On January 1, 2012, the Committee consisted of Messrs. Henderson (Chairman), Bartlett, Woodring and Ms. Lomax. Mr. Boot joined the Committee on January 26, 2012 and Ms. Lomax will retire from the Committee following the Annual Meeting. This Committee is responsible for assisting the Board in connection with its oversight responsibilities for the Company’s risk, investment and finance policies, programs, procedures and strategies. In addition, the Committee reviews, monitors, and when appropriate, approves the Company’s programs, policies and strategies relating to financial and investment risks and overall enterprise risk management. A more detailed description of the role and responsibilities of the Finance, Investment and Risk Management Committee is set forth in a written charter adopted by the Board of Directors, which is available on our website (www.rgare.com).

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to attract and retain the senior level employees who direct and lead our business and to reward these individuals for superior performance. Our Board of Directors has delegated to the Compensation Committee the authority to establish and oversee our general compensation policies, review the performance and approve the compensation of our Chief Executive Officer, other Named Executive Officers and members of our senior management. The Compensation Committee also produces this compensation discussion and analysis on executive compensation for inclusion in this Proxy Statement (the “CD&A”). Since January 26, 2012, the Compensation Committee has consisted of Messrs. Danahy (Chairman), Eason, Sievert and Tulin.

Named Executive Officers

In 2011 the Company restructured, creating new executive opportunities designed to ensure that the Company is appropriately positioned to take advantage of emerging global opportunities. As a result of this restructuring and costs associated with the relocation of two executives to our St. Louis headquarters, our named executive officers have changed for 2012 and are as follows: A. Greig Woodring – President and Chief Executive Officer, Jack B. Lay – Senior Executive Vice President and Chief Financial Officer, Paul A. Schuster – Senior Executive Vice President, Global Group, Health and Long-Term Care and Global Financial Solutions, Allan E. O’Bryant – Executive Vice President, Head of International Markets and Operations, and Donna H. Kinnaird – Senior Executive Vice President and Chief Operating Officer.

Mr. Alain Néemeh, who continues to serve as President and Chief Executive Officer of RGA Canada and head of our Global Mortality Products initiative, was given additional executive responsibility for the Company’s Australian operations early in 2012. Ms. Donna Kinnaird joined the Company in April 2012 as Senior Executive Vice President and Chief Operating Officer, a newly created position which is responsible for overseeing our global corporate service functions and special projects. Mr. Allan O’Bryant joined the Company in 2010 and now serves as Executive Vice President, Head of International Markets and Operations. Ms. Kinnaird and Mr. O’Bryant both received reimbursement of expenses related to their relocation to St. Louis, Missouri in 2012 and Mr. O’Bryant received reimbursements associated with an expatriate assignment. For more information on these payments, see Footnote 6 to the Summary Compensation Table. As roles and responsibilities at the Company continue to evolve, we anticipate that there will be additional changes to the list of named executive officers in the 2014 Proxy Statement and in future years.

EXECUTIVE SUMMARY

Company Performance for 2012

We believe that our compensation philosophy and objectives have resulted in an executive compensation program and decisions that have appropriately incented the achievement of our business performance targets, goals and objectives. Our compensation decisions are intended to benefit our shareholders and drive long-term shareholder value. Summarized below are some key highlights of our financial performance for 2012:

•	Our net premiums increased $570.9 million, or 8%, compared to 2011.

•	Our net operating income for 2012 increased 6% to $516.4 million, or $6.96 per diluted share.*

•	Our annualized operating return on equity was 12% for 2012, and has averaged 13% over the last 5 years.*

•	Our book value per share, excluding Accumulated Other Comprehensive Income, increased 13% in 2012.*

*	See “Additional Information – Use of Non-GAAP Financial Measures” below.

Say on Pay Feedback from Shareholders

A primary focus of our Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s shareholders. As part of its ongoing review of our executive compensation program, the Compensation Committee considered the affirmative shareholder advisory vote on executive compensation (“say on pay”) at the Company’s 2012 annual meeting, where a significant majority (96% of votes cast on the proposal) of our shareholders approved the compensation program described in the proxy statement for that meeting. Taking the vote into consideration, along with an overall review of the compensation program, the Compensation Committee determined that the Company’s executive compensation philosophy, objectives and elements continue to be appropriate. We did not make material changes to the Company’s executive compensation program during 2012.

PERFORMANCE AND PRACTICES

How Our Performance Affected 2012 Compensation

Our emphasis on pay for performance and the alignment of compensation with the creation of long-term shareholder value means that significant portions of the compensation paid to our executives vary based on our corporate performance. Our positive financial results are reflected in our 2012 compensation decisions in the following ways:

•	Based on our operating income and revenue growth performance in 2012, payouts ranged from 122.5% to 124.9% of target for our named executive officers under our annual bonus plan.*

•	Operating income in 2012 were $516.4 million.* This amount exceeded the threshold performance goal, but did not reach the target performance level.

•	Revenue growth in 2012 was 11.5%. This amount exceeded the maximum performance level.

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For the intermediate-term incentive award (PCS) performance period from 2010 to 2012, the weighted average of our cumulative three-year revenue and operating return on equity performance for the period resulted in payouts of 151% of target.

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Our cumulative three-year revenue in 2012 was $26,932.1 million. This amount exceeded the target performance goal for our intermediate-term incentive awards but did not reach the maximum performance level.

•	Our three-year operating return on equity for 2010-2012 exceeded the threshold performance goal for our intermediate-term incentive awards but did not reach the target performance level.*

•	Our performance for the relative return on equity metric for 2010-2012 exceeded the maximum performance level.

*	See “Additional Information – Use of Non-GAAP Financial Measures” below.

Our Compensation Program Reflects Best Practices

We have designed our compensation program to drive performance towards achievement of our short-term and long-term goals and to increase long-term shareholder value, while appropriately balancing risk and reward. We regularly review our program to incorporate best practices, such as the following:

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We have a pay for performance executive compensation structure that provides an appropriate mix of short, intermediate and long-term performance incentives, with emphasis on long-term performance and shareholder value.

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The majority of the total compensation opportunity for our senior management group is performance-based and can be earned only upon the achievement of corporate, divisional and individual performance goals. Other than base salary, we do not provide any guaranteed compensation.

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The majority of our executive compensation is variable, as opposed to fixed or guaranteed. The following chart shows the fixed and variable pay mix for our Chief Executive Officer, compared to the other named executive officers:

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Our incentive compensation programs utilize multiple performance metrics, including revenue, Operating Income (as defined below), return on equity and relative return on equity, each of which incentivizes balanced performance which the Committee believes will create long-term shareholder value. Performance metrics used in our annual incentive program complement and are aligned with those used in our intermediate and long-term incentive programs.

•	Some incentive compensation is earned across overlapping performance periods to ensure that performance during one period is not maximized to the detriment of performance in other periods.

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We recently adopted an Executive Incentive Recoupment Policy, which permits the Company to recoup all or a portion of an incentive award paid to certain executives upon the occurrence of a specified recoupment event, including a financial restatement.

•	We have appropriate executive stock ownership retention requirements to align management’s interests with that of our shareholders.

•	Our Flexible Stock Plan and related agreements do not permit repricing of grants.

•	Our executive compensation levels are generally aligned with the market median in order to retain our current talent and attract new talent.

•	We do not pay preferential or above market returns on executive deferred compensation.

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We do not offer our executives personal-benefit perquisites, such as aircraft, cars, or apartments, and we do not reimburse for personal-benefit perquisites such as club dues or other social memberships.

•	We do not have any employment or severance agreements for executive officers and have limited benefits on termination of employment.

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We have limited benefits upon change in control (vesting may be accelerated for existing equity awards if approved by the Compensation Committee) and our Flexible Stock Plan includes a double-trigger for the acceleration of such awards upon a change in control.

•	We do not have any golden parachutes or tax gross-ups for severance payments.

•	Our Compensation Committee retains discretion to modify, reduce or eliminate any cash incentive award.

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Our Compensation Committee routinely considers risk when designing our compensation program, establishing performance metrics for our various incentive compensation programs, granting awards and determining payouts. In 2012, as in prior years, the Committee determined that our compensation program does not create risks that are reasonably likely to have a material adverse effect on our Company. For additional information, refer to the section entitled “Risk Considerations in our Compensation Program.”

•	Our Compensation Committee is comprised entirely of independent directors.

•	Our compensation consultant is retained by the Compensation Committee and is independent of management and the Company.

Our Compensation Philosophy and Objectives

The philosophy and objectives of our executive compensation program are to:

•	Create incentives that will focus executives on, and reward for, increasing long-term shareholder value;

•	Reinforce our pay for performance culture by making a significant portion of compensation variable and based on Company and business unit performance;

•	Align the long-term financial interests of our executives with that of our shareholders through equity-based incentives and by building executive ownership in the Company; and

•	Provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives.

We use financial performance measures that focus on revenue, new business embedded value, operating income per share, operating return on equity and relative return on equity. Our annual bonus plan and intermediate-term equity incentives are tied to financial and operating performance metrics. This approach aligns our annual bonus plan and intermediate-term equity incentives to our business strategies, reinforces our pay-for-performance culture by using variable compensation based on performance, and aligns the long-term financial interests of our executives with the interests of our shareholders through equity incentives. “Operating Income” is our net income from continuing operations less realized capital gains and losses and certain other non-operating items. Operating return on equity (“ROE”) is Operating Income divided by average adjusted equity, which is equal to total shareholders’ equity less accumulated other comprehensive income (“AOCI”) (both as reported on the Company’s most recent financial statement filed with the SEC). See “Additional Information – Use of Non-GAAP Financial Measures” below. Relative return on equity (“Relative ROE”) compares our ROE performance against an established peer group. The Relative ROE measure was introduced in 2010 to provide an incentive when performance exceeded peers and penalize the incentive results when performance was below the peer group.

COMPENSATION DECISIONS

The Role of the Compensation Committee

Our executive compensation program is evaluated and approved by the Compensation Committee with the objective of providing incentive-based compensation that aligns with the business goals of the Company and the interests of its shareholders. The Compensation Committee also determines the compensation of the Chief Executive Officer and evaluates and approves the compensation of the other senior management of the Company, including our named executive officers.

Compensation Consultant

In forming its recommendations on our overall compensation program, the Committee has, from time to time, engaged an independent consulting firm to provide advice about competitive compensation practices and determine how our executive compensation compares to that of other comparable companies, including selected publicly held insurance and reinsurance companies. In March 2010, Steven Hall & Partners (“SH&P”) was engaged to serve as independent advisor to the Compensation Committee. The Committee directly engaged SH&P to advise and assist with decisions relating to our executive compensation program, including providing advice regarding incentive plan design, annual comprehensive competitive market studies, competitive compensation data for directors, technical advice on disclosure requirements relating to executive compensation, and to apprise the Compensation Committee of compensation best practices. In 2012, SH&P conducted a competitive marketplace assessment and based on that review we modified our peer groups (as described in greater detail below). SH&P provides no other services to the Company or its affiliates. Additionally, the Company’s Compensation Committee determined no conflicts of interest exist which would prevent SH&P from serving as independent advisors to the Compensation Committee.

Management Participation and Involvement in Compensation Decisions

Pursuant to the Compensation Committee charter, the Committee reviews and approves the compensation of our Chief Executive Officer, other named executive officers and senior management. Management plays a significant role in the compensation-setting process for the named executive officers (other than the CEO), senior management and all other employees. No member of management is involved in determinations regarding their own pay. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	recommending business performance targets, goals and objectives; and

•	recommending salary levels, cash bonus and equity incentive award targets.

Our Chief Executive Officer and Chief Human Resources Officer work with the Compensation Committee chair to establish the agenda for Committee meetings. Management also prepares relevant information and reports for each Compensation Committee meeting. Our Chief Executive Officer also participates in Compensation Committee meetings at the Committee’s request to provide:

•	background information regarding our strategic objectives;

•	his evaluation of the performance of the executive officers; and

•	compensation recommendations as to executive officers (other than himself).

Our executive officers and other members of management are also available to SH&P or any other compensation consultant to provide information regarding position descriptions, compensation history and other information as requested, and to review draft results provided by SH&P.

Competitive Marketplace Assessment

We use groups of companies from the lists below to evaluate our compensation practices for purposes such as pay levels, pay design and performance comparisons.

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Pay Level Peer Group. For pay level comparisons we use a group comprised of companies that are similar to us in industry and size and are appropriate comparators for purposes of evaluating the competitiveness of our pay levels. The selected companies are publicly-traded insurers and reinsurers (life and property-casualty) and other financial services companies, including direct competitors. In 2012, SH&P performed a comprehensive assessment of this group to determine the continued appropriateness of each constituent. Three members of the group (Aflac Inc., Kemper Corporation and Sun Life Financial, Inc.) were deemed inappropriate going forward due to size (revenues and assets) and were removed. Two additional companies were selected for inclusion (American National Insurance Co. and Lincoln National Corp.).

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Pay Design Peer Group. For comparisons of our pay design, we review companies in the Pay Level Peer Group, as well as eight additional companies that were deemed inappropriate comparators for purposes of evaluating pay levels due to size, but which the Compensation Committee believes are useful sources of competitive intelligence regarding pay design and practices. This group is used to evaluate market practices with respect to types of pay vehicles utilized, incentive compensation program designs, performance metrics and pay mix.

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Performance Peer Group. For comparisons of our performance among companies in the life insurance and reinsurance industry, we exclude most companies in the property and casualty business because their return profile is not a good comparator; however, we retain two large, global multi-line (property casualty and life) competitors because they are among the companies against whom we measure our performance and returns. This group is used for purposes of evaluating our relative performance for purposes of determining incentive compensation paid.

In 2012, the three lists of comparator companies were as follows:

Pay Level Peer Group	Pay Design Peer Group	Performance Peer Group
American Financial Group, Inc.	Aflac, Inc.	Aflac, Inc.
American National Insurance*	American Financial Group, Inc.	Assurant, Inc.
Assurant, Inc.	American National Insurance*	American National Insurance*
CNO Financial Group, Inc.	Assurant, Inc.	CNO Financial Group, Inc.
Everest Re Group Ltd.	CNO Financial Group, Inc.	Genworth Financial, Inc.
Genworth Financial, Inc.	Everest Re Group Ltd.	Lincoln National Corp.*
Lincoln National Corp.*	Genworth Financial, Inc.	Manulife Financial Corp.
PartnerRe Ltd.	Kemper Corporation	Metlife, Inc.
Phoenix Companies, Inc.	Lincoln National Corp.*	Munich Re
Principal Financial Group, Inc.	Manulife Financial Corp.	Phoenix Companies, Inc.
Protective Life Corp.	Metlife, Inc.	Principal Financial Group, Inc.
StanCorp Financial Group, Inc.	Munich Re	Protective Life Corp.
Torchmark Corp.	PartnerRe Ltd.	Prudential Financial, Inc.
Unum Group	Phoenix Companies, Inc.	StanCorp Financial Group, Inc.
	Principal Financial Group, Inc.	Sun Life Financial, Inc.
	Protective Life Corp.	Swiss Reinsurance Co. Ltd.
	Prudential Financial, Inc.	Torchmark Corp.
	StanCorp Financial Group, Inc.	Unum Group
Sun Life Financial, Inc.
Swiss Reinsurance Co. Ltd.
Torchmark Corp.
Unum Group

*	Notes new addition to peer group.

The three companies removed from the Pay Level Peer Group in 2012 remain in the Pay Design and Performance Peer Groups and the two new additions to the Pay Level Peer Group were also added to the two other groups. As described above, constituents in the Pay Design and Performance Peer Groups are not as constrained by size.

We plan to review and update these lists periodically in order to ensure that comparators remain appropriate in light of evolving best practices with respect to peer group determinations, mergers and acquisitions, divestitures, growth in our size and the size of those companies in the comparator groups, and other changes which might affect the appropriateness of a particular comparator.

When making determinations in 2012 relating to base salary, target total cash compensation, long-term incentives and target total direct compensation for our named executive officers, we used the competitive compensation analysis provided by SH&P as the beginning reference point. This analysis included a review and assessment of publicly disclosed proxy data for companies in our pay level peer group as well as publicly available survey data. While we do not explicitly benchmark our pay levels to particular percentiles, we generally reference the market median when evaluating market practice. In addition to a review of the competitive compensation data provided by SH&P, we also considered individual performance, internal pay equity among positions and levels, and the relative importance of positions. We believe that the compensation strategy we established aligns our target compensation with the market median and should allow us to retain our current talent and attract new talent.

ELEMENTS OF COMPENSATION AND 2012 COMPENSATION ACTIONS

Elements of Compensation

Our compensation program consists of the following elements:

•	Base salary. Our base salaries are designed to provide part of a competitive total compensation package that will attract, retain and motivate high-performing executives.

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Annual incentives. Our Annual Bonus Plan (“ABP”) awards are designed to reinforce our pay-for-performance culture and align incentive compensation with our short-term business strategies by making all or a significant portion of an executive’s ABP award variable and based on Company, business unit and/or individual performance.

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Intermediate and long-term incentives. Under our Flexible Stock Plan, as amended (“Flexible Stock Plan”), we can award performance contingent stock (“PCS”), stock appreciation rights (“SARs”) and stock options (which were last awarded in 2010). Our PCS, SARs and stock options are designed to reinforce our pay-for-performance culture, align the long-term financial interests of our executives and shareholders, align compensation with our intermediate and long-term business strategies, and provide a significant equity component based on long-term shareholder value creation as part of the total compensation package. The following graph demonstrates 2012 target compensation pay mix by element for each of our named executive officers:

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Retirement and pension benefits. Our retirement and pension benefits are designed to provide another part of a competitive total compensation package that permits us to attract and retain key members of our management team.

Base Salaries

In determining the base salaries of our named executive officers, the Compensation Committee considers our compensation compared to that of the Pay Level Peer Group, as determined by a review of published surveys and compensation data of the peer companies. The Compensation Committee also considers recommendations submitted to it by our Chief Executive Officer for the other named executive officers.

2012 Salaries. In February 2012, based on a marketplace assessment, our compensation strategy, our goals for and analysis of targeted overall compensation, and Company performance during the previous two years, we increased the 2012 base salary for Greig Woodring, our Chief Executive Officer, by approximately 4.0% to $1,000,000. This amount reflects a level that we concluded was appropriate based on our review of his performance and leadership. Based upon quantitative results and the recommendations of our Chief Executive Officer and our subjective evaluation of individual performance, we approved the following base salaries for 2012 for the other named executive officers: Jack Lay — $565,000, Paul Schuster — $520,150, Allan O’Bryant — $442,900 and Donna Kinnaird — $500,000.

2013 Salaries. In February 2013, the Compensation Committee established base salaries for the named executive officers, as follows: Greig Woodring — $1,040,000, Jack Lay — $581,950, Paul Schuster — $541,000, Allan O’Bryant — $456,200 and Donna Kinnaird $515,000.

Annual Bonus Plan

Our management and professional level associates are eligible to participate in our Annual Bonus Plan (“ABP,” formerly called Management Incentive Plan), which provides annual cash incentive compensation based on one or more of the following factors: our overall performance, the performance of the participant’s division or business unit, and individual performance during the previous year. Under the ABP, participants may receive a cash bonus each year.

ABP Performance Measures. The ABP award is designed to serve as an annual incentive. The target-level performance goals established by the Compensation Committee are intended to require substantial efforts by our management team toward our strategic goals, but at the same time they are intended to be within reach if such efforts are made and to provide additional rewards for extraordinary achievement. The Compensation Committee establishes ABP objectives for the Company during February of each year, and determines results and awards the following February. ABP objectives are not tied to our peer group, and are instead tied solely to our financial performance objectives.

In 2012, ABP objectives were measured 75% on annual Operating Income (as described under “Our Compensation Philosophy and Objectives” above) per share and 25% on annual consolidated revenues. Divisional results are based on each division’s financial performance metrics. Individual performance results are measured by progress on major projects, productivity, client development or similar-type goals in which the employee played a major role. While we intend to tie individual performance to clearly articulated and objective measures, it is necessary, and at times prudent, for management to use a certain degree of discretion in evaluating individual results. Based on these criteria, the Compensation Committee approves a list of senior management participants, which includes (as applicable) individual incentive and/or business unit or division allocations, a minimum performance level that must be met before any payment can be made, as well as a target and a maximum. In addition, overall Company performance must meet certain minimum levels, which we refer to as the “trigger,” as determined in advance by the Committee, before any awards (including any portion of an award based solely on individual performance) are made under the ABP. Awards are based on a specific target percentage of salary, which varies for each participant.

Targets reflect our annual goals for Operating Income per share and revenue growth. The allocation of ABP awards between individual, divisional and Company-wide performance varies for each participant based on his or her job responsibilities. In general, allocations for divisional and individual performance are weighted more heavily for employees with less Company-wide responsibility, and allocations for Company-wide performance are weighted more heavily for executives with more Company-wide responsibility. The ABP allocations for Messrs. Woodring, Lay, Schuster and Ms. Kinnaird were based solely on overall Company results with no specific allocation for divisional or individual performance; accordingly, divisional and individual performance do not affect the size or payout of individual awards to these named executive officers. The ABP allocation for Mr. O’Bryant was split evenly between Company results (50%) and International Market (excluding Australia/New Zealand operations, which report through another executive) results (50%).

We consider divisional and individual performance when evaluating total compensation and may, from time to time, establish a specific ABP allocation for a particular business objective or project. The types of individual performance that may be taken into consideration include contributions toward revenue growth, earnings per share, return on equity capital, expense management, or product or client development, as well as, in certain cases, intangible items such as progress toward achievement of strategic goals, leadership capabilities, development of staff, or progress on major projects in which the officer played a key role.

2012 ABP Awards. In February 2012, the Compensation Committee approved the performance goals and business criteria for the named executive officers under the ABP for 2012, including the minimum, target and maximum bonus opportunities, as a percentage of base salary, as described in the table below. Overall Company performance must meet certain minimum levels (trigger), as determined in advance by the Compensation Committee, before any awards are made. The target-level performance goals we established were meant to require substantial efforts by our management team toward our strategic goals, but at the same time they were intended to be within reach if such efforts are made, and also provide significant rewards for extraordinary achievement. We believe that goals that are viewed as too difficult to attain would not have the effect of providing appropriate incentives.

2012 Company ABP Results
Performance Measure	Weight	Minimum	Target	Maximum	Actual Results		Applicable Percentage Achieved
Operating Earnings Per Share	75%	$6.70	$7.00	$7.30	$6.98	[1]	96.67%
Revenues (dollars in millions)	25%	$8,800	$9,300	$9,800	$9,841		200.0%
Weighted Average							122.5%

1.	The Company reported to shareholders Earnings Per Share of $6.96, which includes an additional tax expense of $1,041,000 due to the expiration of the Active Funding Exception (AFE) rules, that impact the taxes paid on foreign earnings. In accordance with the Compensation Committee’s decision in February 2012, the 2012 ABP Earnings Per Share performance measure excludes the additional AFE tax expense.

In February 2013, the Compensation Committee approved the ABP awards for our named executive officers for 2012 performance. The Compensation Committee determined that our Operating Income in 2012 exceeded the amount for minimum bonus awards but fell slightly below the amount for target bonus awards. Revenue growth exceeded the amount for maximum bonus awards. For Messrs. Woodring, Lay, Schuster and Ms. Kinnaird, who have ABP allocations based solely on overall Company results, the weighted average of the two ABP measures for 2012 performance was 122.5%. For Mr. O’Bryant, who has a ABP allocation based on results for the Company and RGA International Markets (excluding Australia and New Zealand), the weighted average for his two ABP measures for 2012 performance was 124.9%. Mr. O’Bryant’s ABP measure for RGA International Markets includes revenue, profit, new business embedded value and expense management.

The following table describes the minimum, target and maximum bonus opportunities for the named executive officers, as a percentage of base salary, as approved by the Compensation Committee in February 2012, and the actual ABP payments for 2012 performance, as approved by the Committee in February 2013:

2012 Named Executive Officer ABP Results
Name	2012 Bonus at Minimum	2012 Bonus at Target	2012 Bonus at Maximum	Actual ABP Percentage for 2012	Actual ABP Payment for 2012
Greig Woodring	60%	120%	240%	147.00%	$1,470,000
Jack Lay	45%	90%	180%	110.25%	$622,912
Paul Schuster	40%	80%	160%	98.00%	$509,747
Allan O’Bryant	40%	80%	160%	99.88%	$442,373
Donna Kinnaird	40%	80%	160%	98.00%	$490,000

2013 Annual Bonus Plan and Opportunities. The design of our 2013 annual incentive plan, changed from the prior years. The 2013 ABP continues to include both operating income per share and consolidated revenue financial goals. Additionally, the Compensation Committee approved new business embedded value (“NBEV”) as an additional company performance measure. NBEV is a measure of the value of the profits expected to emerge from new business net of the cost of supporting capital. NBEV is a forward looking calculation that reflects the lifetime value created through new business sales. The 2013 ABP objectives for Messrs. Woodring and Lay will be tied solely to overall Company performance, measured 75% on annual Operating Income per share, 15% on annual consolidated revenues and 10% on NBEV, with awards based on a specified percentage of salary. We believe that goals that are viewed as too difficult to attain would not have the effect of providing appropriate incentives. In addition, overall Company performance must meet certain minimum levels, as determined in advance by the Compensation Committee, before any awards are made.

In February 2013, the Compensation Committee approved the performance measures and bonus opportunities for the 2013 ABP, as described in the following table:

Name	2013 Bonus at Minimum	2013 Bonus at Target	2013 Bonus at Maximum
Greig Woodring	60%	120%	240%
Jack Lay	45%	90%	180%
Paul Schuster	40%	80%	160%
Allan O’Bryant	40%	80%	160%
Donna Kinnaird	40%	80%	160%

Intermediate and Long-Term Incentives

Our Flexible Stock Plan provides us with the ability to grant various types of equity incentives, including stock options, stock appreciation rights, restricted stock, performance shares, and other stock-based awards. Starting in 2011, the value of each annual equity incentive grant was evenly split between PCS and SARs. Prior to 2011, annual grants were split between PCS and stock options. The Compensation Committee believes that a balanced allocation of PCS and SARs rewards participants for the achievement of both intermediate and long-term goals, and achieves an appropriate balance between the overall risk and reward for incentive opportunities.

The PCS grants are designed to allow us to reward the achievement of specific intermediate-term corporate financial performance goals with equity that is earned on the basis of performance. We implemented the PCS program because we believe it is consistent with our pay-for-performance compensation philosophy and focuses on financial performance necessary to increase shareholder value. We believe that the PCS grants require management to focus on intermediate-term growth and return on equity, while the SARs and stock options are designed to focus attention on accomplishment of long-term goals that influence the creation of long-term shareholder value rather than focus on specific performance criteria. We continue to evaluate the appropriate mix of intermediate and long-term pay elements (i.e., PCS versus SARs/stock options) in comparison to the market and to best support our strategy.

As discussed above under “Competitive Marketplace Assessment,” the Committee determines a target total compensation package for our named executive officers based on an analysis of competitive market conditions and overall Company performance. Accordingly, the Committee does not consider individual performance to a material extent in determining the size of PCS and SARs/stock option awards. However, the named executive officers are expected to maintain an acceptable level of performance to retain award eligibility.

Performance Contingent Stock Program

Our PCS grants are part of a performance-driven incentive program under our Flexible Stock Plan. We believe this program focuses management on our strategic and intermediate-term financial and operating goals. Incentive awards are intended to reflect management’s involvement in our performance and to encourage their continued contribution to our future. We view incentive awards as an important means of aligning the economic interests of management and shareholders.

The purpose of the PCS grants is to reward participants with equity if we achieve the rate of revenue growth, ROE and Relative ROE that is approved each year by the Compensation Committee when it considers annual grants. The PCS grants are ongoing and each year, a new three-year cycle begins, giving us the opportunity to review and update performance measures for new grants. The three-year performance and reward period shifts management focus and effort toward intermediate and longer-term sustained results.

The PCS units are granted at the beginning of the performance period. The Compensation Committee also sets award levels with a minimum level of Company performance that must be met before any payment to the individual can be made (referred to as the “trigger”), as well as a target and a maximum. If we do not meet minimum performance goals, the awards will not be made, and if we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity. The awards are also contingent upon the participant’s employment status with us at the end of the three-year performance period.

PCS grants are not treated as outstanding shares until the performance goals are met and awards are made, as determined and approved by the Compensation Committee. Awards are made in units of fully vested, unrestricted common stock.

We measure performance for the PCS grants based 33.5% on ROE, 33.5% on Relative ROE and 33.0% on a compound annual growth rate for revenue, all calculated as of the end of the applicable three-year performance period. When we establish the targets for a particular performance period, we may adjust those targets up or down so they are set at amounts or ranges that are generally consistent with our publicly disclosed intermediate-term growth rate goals.

The grants are made pursuant to the terms of the Flexible Stock Plan and award agreements. Upon retirement of a holder of a PCS grant, provided that the holder has attained age 55 and a combination of age and years of service with the Company that equals at least 65, the units will be pro-rated based on the number of months of the holder’s participation during the three-year performance period and the number of shares earned.

2010-2012 PCS Results. In February 2010, we established the target and range for revenue growth, ROE and Relative ROE for the period beginning in 2010 at levels that were consistent with our intermediate-term goals for those measures. As a result, at the time of grant, we believed that achievement of the target revenue growth and return on equity would require a high level of financial and operating performance. We believe the goals and ranges we established for these grants of PCS are challenging but achievable.

The performance period for the 2010 PCS grant began on January 1, 2010 and ended on December 31, 2012. In March 2013, we reviewed the results for the 2010-2012 performance period and determined that our cumulative revenue in fiscal 2012 exceeded the amount for target bonus awards but did not reach the amount for maximum bonus awards. ROE exceeded the threshold amount but did not reach the amount for target bonus awards. Our performance for the Relative ROE metric exceeded the target performance goal but not reach the maximum performance level. The weighted average of the three measures for the period was 151% of target, and the Compensation Committee approved payouts on that basis. Actual results are interpolated to determine the performance level achieved among the threshold, target and maximum goals established by the Committee. The following table describes the growth goals established in February 2010 and actual results determined in March 2013:

2010 – 2012 PCS Results

						Applicable Percentage Achieved
Performance Measure	Weight	Threshold	Target	Maximum	Actual
Revenue Growth (3 Year)	33.0%	9%	11%	13%	12.5%	172.4%
ROE (3 Year)	33.5%	11%	13%	15%	12.3%	81.9%
Relative ROE (3 Year)	33.5%	18th Percentile	51st Percentile	84th Percentile	87th Percentile	200.0%
Weighted Average						151.3%

See “Option and SARs Exercises and Stock Vested During Fiscal 2012” for a description of the share amount and value of the PCS awards we approved for the 2010 PCS grants.

2011-2013 PCS Awards. In February 2011, we established the targets and ranges for the 2011 PCS grants. We continued the use of revenue growth, ROE and Relative ROE as the performance measures in the same weightings as used in the prior year. The performance period for the 2011 PCS grant began on January 1, 2011 and will end on December 31, 2013.

2012-2014 PCS Awards. In February 2012, we established the targets and ranges for the 2012 PCS grants. We continued the use of revenue growth, ROE and Relative ROE in the same weightings as used in prior years. The performance period for the 2012 PCS grant began on January 1, 2012 and will end on December 31, 2014.

We established the targets and ranges for revenue growth, ROE and Relative ROE for the period beginning in 2012 at levels that are consistent with our intermediate-term goals for those measures. As a result, we believe that achievement of the targets will require a high level of financial and operating performance.

2012 – 2014 PCS Grants

Performance Measure	Weight	Threshold	Target	Maximum
Revenue Growth	33.0%	6%	8%	10%
ROE (3 Year)	33.5%	10%	12%	14%
Relative ROE (3 Year)	33.5%	25th Percentile	50th Percentile	75th Percentile

See “Grants of Plan-Based Awards in 2012” for a description of the 2012 PCS grants.

2013-2015 PCS Awards. In February 2013, we established the targets and ranges for the 2013 PCS grants. We established the targets and ranges for revenue growth, ROE and Relative ROE for the period beginning in 2013 at levels that are consistent with our intermediate-term goals for those measures. As a result, we believe that achievement of the targets will require a high level of financial and operating performance. The performance period for the 2013 PCS grant began on January 1, 2013 and will end on December 31, 2015.

We approved the 2013 PCS grants for the named executive officers, as follows (number of shares represents the target award): Greig Woodring — 23,822 shares, Jack Lay — 5,941 shares, Paul Schuster — 5,819 shares, Allan O’Bryant — 3,914 shares and Donna Kinnaird — 4,381.

SARs and Stock Options

In February 2011, the Compensation Committee decided to grant stock appreciation rights (“SARs”) instead of stock options as it had done in prior years for our long-term equity incentive awards. SARs are granted annually, and the number of SARs granted is based on the grant recipient’s position within the Company. The Committee considers compensation data of the Pay Level Peer Group in determining the amount of SARs granted to our named executive officers and considers market data from published surveys in determining the amount of SARs granted to other employees.

The vesting schedule for SARs grants is four years, 25% of which vests at the end of each of the first four years. The strike price of each SAR award is valued using the NYSE closing price on the grant date of the award (the date of the February Compensation Committee meeting). Upon vesting, the SARs are settled in the equivalent value of unrestricted common stock. The SARs expire 10 years after the grant date. Upon retirement of a holder of SARs pursuant to this plan, provided that the holder has attained age 55 and a combination of age and years of service with the Company that equals at least 65, the SARs continue to vest in accordance with the vesting schedule.

Prior to February 2011, the Company granted stock options as the form of our long-term equity incentive awards. The terms and conditions of the stock option grants are substantially similar to our SARs grants. The option awards also use an exercise price that was set at the closing price on the day of the award (the date of the February Committee meeting) and also expire 10 years after grant. The vesting schedule for grants of stock options is five years, no portion of which vests in the first year, and 25% of which vests at the end of each of the four remaining years.

2012 SARs Grant. In February 2012, we approved the 2012 SARs awards for Messrs Woodring, Lay, Schuster and O’Bryant. In April 2012, we approved the 2012 SAR award for Ms. Kinnaird. The vesting schedule for the SARs grant is four years (vesting 25% at the end of each of the first four years). We made these grants because we believe that SARs provide the most appropriate vehicle for providing long-term value to management because of the tie to long-term shareholder value. The SARs granted in February 2012 and April 2012, have a strike price of $56.65 and $59.36, respectively, which is the closing price of our stock on the date the grants were approved. The grants were made pursuant to the terms of the Flexible Stock Plan and award agreements. See “Grants of Plan-Based Awards in 2012” for a description of the 2012 SARs grants.

2013 SARs Grant. In February 2013, we approved the 2013 SARs awards for the named executive officers, as follows: Greig Woodring — 68,237 shares, Jack Lay — 17,019 shares, Paul Schuster — 16,669 shares, Allan O’Bryant — 11,210 shares and Donna Kinnaird — 12,551. The vesting schedule for the SARs grant is four years (vesting 25% at the end of each of the first four years). We made these grants because we believe that SARs provide the most appropriate vehicle for providing long-term value to management because of the tie to long-term shareholder value. The SARs have a strike price of $58.77, which was the closing price of our stock on February 21, 2013, the date the grants were approved.

Executive Stock Ownership Guidelines

In order to further align the interests of our management and our shareholders, our executive stock ownership guidelines provide that our senior executives should hold a specified number of shares of Company stock as follows: our Chief Executive Officer (77,000 shares), Senior Executive Vice Presidents (21,000 — 35,000 shares), and Executive Vice Presidents and Senior Vice Presidents (5,000 — 21,000 shares, depending on grade level of position). The number of shares includes only those shares of common stock that are directly or beneficially owned by the executive. Executives who are subject to the guidelines must retain the net shares (net of applicable taxes and, for SARs and stock options, the exercise cost) from any stock option exercise or award of PCS or SARs until they satisfy the applicable stock ownership requirement.

As of December 31, 2012, Messrs. Woodring, Lay and Schuster have met the stock ownership requirements through holdings of shares of our common stock.

Timing of Regular Equity Grants

We typically release earnings for the fourth quarter in late January of the following year. The Compensation Committee meets in mid-February of each year to approve regular grants of SARs and PCS awards. Equity grants are effective on and have a grant date of the same day as the Committee meeting, and the strike price for grants of SARs is the closing price of our common stock on the NYSE on the day of the Committee meeting. This timing and process is designed to ensure that our fourth-quarter earnings information is fully disseminated to the market by the time the SARs strike price is determined. The PCS awards are measured by financial performance over a three-year period and the market price of our common stock is not a factor in those calculations or measures.

Perquisites

We do not provide personal-benefit perquisites to our executive officers or their families, such as airplanes, cars, or apartments, and we do not reimburse executive officers or any of our employees for personal-benefit perquisites such as club dues or other social memberships. Executive officers and other employees may seek reimbursement for business-related expenses in accordance with our business expense reimbursement policy.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer.

In addition, in February 2013, the Board adopted an Executive Incentive Recoupment Policy that permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance; (iii) causing injury to the interests or business reputation of the Company or of a business unit; and (iv) a material violation of the Company’s Principles of Ethical Business Conduct. The Company can recoup incentive awards for up to four years following payment of an award. The policy applies to an identified group of current or former officers and employees of the Company, as determined by the Board or the Compensation Committee from time to time based on position, responsibility, level, title, business unit and/or compensation. The Compensation Committee has express authority to interpret and administer the policy and to make all determinations with respect to the policy in its sole discretion.

Savings Plan

All employees of RGA Reinsurance Company who meet the eligibility requirements participate in the RGA Reinsurance Company Savings Plan (the “Savings Plan”). Effective January 1, 2012, the Savings Plan replaced our Profit Sharing Plan. Pursuant to the Savings Plan, the Company matches up to 5% of compensation contributed to an associate’s 401(k) account. Additionally, there is a 2% non-elective Company contribution paid into each associate’s 401(k) account, regardless of their 401(k) participation.

Retirement Plans

Some of our employees, including our executive officers in the U.S., participate in the RGA Performance Pension Plan (the “Pension Plan”), a qualified defined benefit plan. The Pension Plan is a broad-based retirement plan that is intended to provide a source of income during retirement for full-time and part-time employees in the U.S. Additionally, U.S. employees at the vice-president level and above are eligible to participate in the RGA Reinsurance Company Augmented Benefit Plan (the “Augmented Plan”), a non-qualified plan under which eligible employees are entitled to additional retirement benefits not paid under the Pension Plan and the Savings Plan due to Internal Revenue Code (the “Code”) limits on the amount of benefits that may accrue and be paid under the Pension Plan and the Savings Plan. The Augmented Plan provides benefits based on an employee’s annual cash compensation and without regard to certain limitations that apply to broad-based, qualified retirement plans, in order for a participant’s retirement income provided under the plans to be based on total eligible cash compensation. The Augmented Plan is generally only available to the associates at the vice president level and above who earn more than the compensation limits under the qualified plans ($250,000 for 2012).

Additionally, U.S. employees at the vice president level and above are eligible to participate in our Executive Deferred Savings Plan, a non-qualified plan which allows participants to defer income, including bonuses and incentive compensation, and to defer matching contributions without regard to qualified plan limitations. Base pay and regular annual incentive awards, but not long-term compensation, are treated as eligible pay under the terms of our retirement plans. We sponsor tax-qualified pension and savings plans, as well as non-qualified “parity” pension and savings plans providing benefits to employees whose benefits under the tax-qualified plans are limited by the Code. The Committee periodically reviews our retirement benefits to ensure that the benefits are appropriate and cost effective as part of an overall compensation program intended to provide basic economic security for our highly skilled and qualified workforce and at a level consistent with competitive practices.

Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird participate in the Pension Plan and the Augmented Plan. For additional details regarding executive participation in our retirement plans, see “Pension Benefits in Fiscal 2012.”

No Employment and Severance Agreements

We do not have employment, severance or change-in-control agreements with any of our named executive officers.

Deductibility of Compensation

The goal of the Committee is to comply with the requirements of Code Section 162(m), to the extent deemed practicable, with respect to annual and long-term incentive programs to avoid losing the deduction for non-performance-based compensation in excess of $1,000,000 paid to our chief executive officer, chief financial officer and three other most highly-compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer). We generally structure our performance-based compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible, including having the plans approved by our shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Committee as of the date of this Proxy Statement:

John F. Danahy, Chairman

J. Cliff Eason

Fred J. Sievert

Stanley B. Tulin

EXECUTIVE COMPENSATION

Summary Compensation Table

Fiscal Years 2012, 2011 and 2010 Compensation

Name and Principal Position	Year	Salary[1]	Bonus	Stock Awards[2]	Option Awards[3]	Non- Equity Incentive Plan Compen- sation[4]	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings[5]	All Other Compen- sation[6]	Total
A. Greig Woodring	2012	$995,615	—	$1,149,995	$1,060,923	$1,470,000	$1,751,444	$86,662	$6,514,639
President and CEO	2011	$957,731	—	$899,983	$774,207	$1,678,768	$2,600,800	$128,450	$7,039,939
	2010	$919,288	—	$850,014	$737,633	$1,405,819	$515,810	$94,005	$4,522,569

Jack B. Lay	2012	$562,692	—	$344,999	$318,271	$622,912	$357,821	$99,080	$2,305,775
Sr. EVP and CFO	2011	$542,014	—	$330,004	$283,875	$695,108	$511,906	$95,593	$2,458,500
	2010	$512,701	—	$320,987	$218,514	$654,522	$213,903	$71,130	$1,991,757

Paul A. Schuster	2012	$518,402	—	$335,991	$309,979	$509,747	$317,582	$53,658	$2,045,359
Sr. EVP — Global Group, Health, LT Care, Global Financial Solutions	2011	$502,351	—	$330,004	$283,875	$644,518	$473,339	$68,932	$2,303,019
	2010	$479,901	—	$320,987	$218,514	$608,186	$202,291	$57,681	$1,887,560

Allan E. O’Bryant EVP — Head of International Markets and Operations	2012	$441,412	—	$225,014	$207,563	$442,373	$64,488	$272,404	$1,653,254

Donna H. Kinnaird Sr. EVP and COO	2012	$365,385	—	$250,024	$235,270	$490,000	—	$126,572	$1,467,251

1.	For Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird, this column includes any amounts deferred at the election of the executive officers under the RGA Reinsurance Company Executive Deferred Savings Plan. The salary for Ms. Kinnaird was prorated based on her start date of April 2, 2012.

2.	This column represents the grant date fair value of PCS units granted in such year, using probable outcomes of performance conditions, in accordance with Accounting Standards Codification: 718 – Compensation – Stock Compensation (“ASC 718”). For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2012, as filed with the SEC. See also “Grants of Plan-Based Awards in 2012” for information on awards made in 2012. These amounts reflect the grant date fair value for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. For example, the amounts in this column would double if the PCS performance measures attain the maximum amount payout level of 200%.

3.	This column represents the grant date fair value of stock options or SARs granted in such year, in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2012, as filed with the SEC. See also “Grants of Plan-Based Awards in 2012” for information on options granted in 2012. These amounts reflect the grant date fair value for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

4.	Includes, for all named executive officers, cash incentives earned for performance during each fiscal year and paid in March of the following year (including any incentives deferred at the election of the executive officers) under the ABP, which we describe in the CD&A. The cash incentive payments for 2012 performance were $1,470,000 for Mr. Woodring, $622,912 for Mr. Lay, $509,747 for Mr. Schuster, $442,373 for Mr. O’Bryant and $490,000 for Ms. Kinnaird.

The cash incentive payments for 2011 performance were $1,672,949 for Mr. Woodring, $689,289 for Mr. Lay, $638,699 for Mr. Schuster.

The cash incentive payments for 2010 performance were $1,400,000 for Mr. Woodring, $648,703 for Mr. Lay and $602,367 for Mr. Schuster.

Also includes Company match contributions for 2012 under the Savings Plan (the RGA Profit Sharing Plan before 2012) for Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird. Under the former RGA Profit Sharing Plan, Messrs. Woodring, Lay, and Schuster, received Company contributions of $5,819 for 2011, and $5,819 for 2010.

5.	This column represents the sum of the change in pension value in each fiscal year for each of the named executive officers. We do not pay above-market or preferential earnings on any account balances; therefore, this column does not reflect any amounts relating to nonqualified deferred compensation earnings. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables for additional information.

6.	Amount includes contributions for Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird by RGA Reinsurance Company to the officers’ accounts in qualified and non-qualified plans for the 2012 plan year. Includes life insurance premiums paid by RGA Reinsurance Company on behalf of Messrs. Woodring, Lay, Schuster, O’Bryant and Ms. Kinnaird. Additionally the amounts for 2012, include reimbursement of relocation costs for Mr. O’Bryant and Ms. Kinnaird, and reimbursements to Mr. O’Bryant associated with an expatriate assignment.

Grants of Plan-Based Awards in 2012

This table provides the following information about equity and non-equity awards granted to the named executive officers in 2012: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the ABP award granted in 2012 for the 2012 performance period; (3) estimated future payouts under equity incentive plan awards, which consist of potential payouts under the PCS grants in 2012 for the 2012-2014 performance period; (4) all other option awards, which consist of the SARs awards granted to the named executive officers in 2012; (5) the strike price of the SARs granted, which reflects the closing price of Company stock on the date of grant, and (6) the grant date fair value of each equity grant calculated under ASC 718.

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards¹			Estimated Future Payments Under Equity Incentive Plan Awards (Number of Shares)²			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options Options[3]	Exercise of Base Price of Option Awards Awards[4]	Grant Date Fair Value of Stock and Option Awards[5]
		Threshold	Target	Maximum	Threshold	Target	Maximum
		$600,000	$1,200,000	$2,400,000	—	—	—	—	—	—	—
Woodring	2/28/2012	—	—	—	10,150	20,300	40,600	—	—	—	$1,149,995
		—	—	—	—	—	—	—	53,991	$56.65	$1,060,923
		$254,250	$508,500	$1,017,000	—	—	—	—	—	—	—
Lay	2/28/2012	—	—	—	3,045	6,090	12,180	—	—	—	$344,999
		—	—	—	—	—	—	—	16,197	$56.65	$318,271
		$208,060	$416,120	$832,240	—	—	—	—	—	—	—
Schuster	2/28/2012	—	—	—	2,966	5,931	11,862	—	—	—	$335,991
		—	—	—	—	—	—	—	15,775	$56.65	$309,979
		$177,160	$354,320	$708,640	—	—	—	—	—	—	—
O’Bryant	2/28/2012	—	—	—	1,986	3,972	7,944	—	—	—	$225,014
		—	—	—	—	—	—	—	10,563	$56.65	$207,563
		$200,000	$400,000	$800,000	—	—	—	—	—	—	—
Kinnaird	4/02/2012	—	—	—	2,106	4,212	8,424	—	—	—	$250,024
		—	—	—	—	—	—	—	11,198	$59.36	$235,270

1.	These columns reflect the potential value of the payment for 2012 performance under the ABP for each named executive if the threshold, target or maximum goals are satisfied for both performance measures. The potential payments are performance-driven and are therefore completely at risk. The performance measurements, salary and bonus multiples for determining the payments are described in the CD&A. The bonus amount for actual 2012 performance was determined in February 2013 based on the metrics described in the CD&A, and is included in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

2.	This column reflects the number of PCS units granted in February and April 2012 (for Ms. Kinnaird) under our Flexible Stock Plan, which may convert into shares of Company stock at the end of the three-year performance period if the specified performance levels are achieved. The performance period commenced January 1, 2012 and ends December 31, 2014. If the threshold level of performance is met, the award of shares starts at 50% (target is 100% and maximum is 200%). See discussion of PCS awards in the CD&A.

3.	This column reflects the number of SARs granted in February 2012 and April 2012 (for Ms. Kinnaird). The SARs vest and become exercisable in four equal annual installments of 25%, beginning on December 31, 2012.

4.	This column reflects the strike price per share of common stock for the SARs granted, which is the closing price of the common stock on February 28, 2012, and on April 2, 2012 (for Ms. Kinnaird), the date the Compensation Committee approved the grants.

5.	This column reflects the full grant date fair value of PCS units under ASC 718 and the full grant date fair value of SARs under ASC 718 granted to the named executive officers in 2012. See notes 2 and 3 of the “Summary Compensation Table” for a discussion of fair value calculation related to the PCS and SARs respectively. For PCS units with the grant date of February 28, 2012, fair value is calculated using the closing price of Company stock of $56.65. For PCS units with a grant date of April 2, 2012, fair value is calculated using the closing price of Company stock of $59.36 For SARs with a grant date of February 28, 2012, fair value is calculated using the Black-Scholes value of $19.65. For SARs with a grant date of April 2, 2012, fair value is calculated using the Black-Scholes value of $21.01. For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2012, as filed with the SEC. These amounts reflect the grant date fair value, and do not correspond to the actual value that will be recognized by the named executive officers. For example, the PCS units are subject to specified performance objectives over the performance period, with 33% tied to growth in revenue and the remaining 67% allocation is divided equally between the ROE and Relative ROE measures. The grant date fair value is calculated assuming a target payout. In addition, the value of options, if any, realized by the optionee will not be determined until exercise.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on the 2012 year-end holdings of SARs, stock options, restricted stock and PCS by our named executive officers. This table includes unexercised and unvested SARs and option awards and unvested PCS grants with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is described in the footnotes following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Company stock as of December 31, 2012, the last business day of the year, which was $53.52. The PCS grants are subject to specified performance objectives over the performance period. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A.

A. Greig Woodring

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units or Stock That Have Not	Number of Unearned Shares, Units or Other Rights That Have Not	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
	Exercisable¹	Unexercisable	Options	Price	Date	Vested	Vested	Vested²	Vested²
1/28/2004	34,335			$39.61	1/28/2014
1/27/2005	29,492			$47.47	1/27/2015
2/21/2006	37,911			$47.48	2/21/2016
2/20/2007	31,058			$59.63	2/20/2017
2/20/2008	32,225			$56.03	2/20/2018
2/18/2009	37,595	12,532		$32.20	2/18/2019
2/19/2010	23,196	23,196		$47.10	2/19/2020
2/22/2011	17,030	17,031		$59.74	2/22/2021
2/22/2011								30,130	$1,612,558
2/28/2012	13,497	40,494		$56.65	2/28/2022
2/28/2012								40,600	$2,172,912

Jack B. Lay

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units or Stock That Have Not	Number of Unearned Shares, Units or Other Rights That Have Not	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
	Exercisable¹	Unexercisable	Options	Price	Date	Vested	Vested	Vested²	Vested²
1/27/2005	10,533			$47.47	1/27/2015
2/21/2006	11,321			$47.48	2/21/2016
2/20/2007	11,119			$59.63	2/20/2017
2/20/2008	15,022			$56.03	2/20/2018
2/18/2009	17,473	5,825		$32.20	2/18/2019
2/19/2010	6,871	6,872		$47.10	2/19/2020
2/22/2011	6,244	6,245		$59.74	2/22/2021
2/22/2011								11,048	$591,289
2/28/2012	4,049	12,148		$56.65	2/28/2022
2/28/2012								12,180	$651,874

Paul A. Schuster

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units or Stock That Have Not	Number of Unearned Shares, Units or Other Rights That Have Not	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
	Exercisable¹	Unexercisable	Options	Price	Date	Vested	Vested	Vested²	Vested²
2/20/2007	2,780			$59.63	2/20/2017
2/20/2008	7,511			$56.03	2/20/2018
2/18/2009	11,649	5,825		$32.20	2/18/2019
2/19/2010	6,871	6,872		$47.10	2/19/2020
2/22/2011	6,244	6,245		$59.74	2/22/2021
2/22/2011								11,048	$591,289
2/28/2012	3,943	11,832		$56.65	2/28/2022
2/28/2012								11,862	$634,854

Allan E. O’Bryant

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares, Units or Other Rights That Have Not	Number of Unearned Shares, Units or Other Rights That Have Not	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
	Exercisable¹	Unexercisable	Options	Price	Date	Vested	Vested	Vested²	Vested²
2/28/2012	2,640	7,923		$56.65	2/28/2022
2/28/2012								7,944	$425,163

Donna H. Kinnaird

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units or Stock That Have Not	Number of Unearned Shares, Units or Other Rights That Have Not	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
	Exercisable¹	Unexercisable	Options	Price	Date	Vested	Vested	Vested²	Vested²
4/02/2012	2,799	8,399		$59.36	4/02/2022
4/02/2012								8,424	$450,852

1.	Options granted in 2004 and subsequent years vest and become exercisable in four equal annual installments of 25%, on December 31 of the second, third, fourth and fifth years. SARs, which were first granted in 2011, vest over four years (25% of which vests at the end of each of the first four years).

2.	These columns reflect the number of shares and estimated market value of grants of PCS. In March 2013, the Compensation Committee determined that the 2010-2012 PCS award would be paid at 151% of target. See “Option and SARs Exercises and Stock Vested During Fiscal 2012” for more information on the payout of those awards. SEC rules require disclosure of the number of shares and estimated market value of PCS grants based on a level equal to or the next level higher (e.g., target or maximum) than the prior year’s award. As noted, the 2010 PCS award paid out at 151%. Accordingly, the number of shares and estimated market value for the PCS grants made in 2011 and 2012 are disclosed assuming they are awarded at the maximum (200%) level. The market or payout value is estimated using the closing price, $53.52, of our common stock on December 31, 2012, the last business day of the year. The performance period for the 2010 PCS grant was January 1, 2010 through December 31, 2012. The performance period for the 2011 PCS grant is January 1, 2011 through December 31, 2013. The performance period for the 2012 PCS grant is January 1, 2012 through December 31, 2014.

Option and SARs Exercises and Stock Vested During Fiscal 2012

The following table provides information for the named executive officers regarding stock option and SARs exercises during 2012, including the number of shares acquired upon exercise and the value realized. In previous years we have also disclosed the number of shares awarded in settlement of PCS grants and value realized for the applicable three-year performance period. However, in 2012 we added the Relative ROE measure to our PCS awards; the calculation of this measure is dependent upon pubic availability of financial results from our peer companies. The payout results for the 2010-2012 PCS grants could not be determined until March and payments will not be made until May 2013. Therefore, we will report PCS payments for the 2010-2012 performance period in our 2014 Proxy Statement.

	Option and SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting²	Value Realized on Vesting²
Woodring[1]	82,081	$2,152,173	—	—
Lay	—	—	—	—
Schuster	—	—	—	—
O’Bryant	—	—	—	—
Kinnaird	—	—	—	—

1.	Mr. Woodring exercised 41,000 options on August 29, 2012 with an exercise price of $57.50. He exercised 20,540 options on November 20, 2012 with an exercise price of $49.40. He exercised 20,541 options on November 21, 2012 with an exercise price of $49.66.

2.	PCS awards for the 2010-2012 performance period will not be made until May 2013, so this information is not yet available.

Pension Benefits in Fiscal 2012

Some of our employees participate in the RGA Performance Pension Plan (the “Pension Plan”), a qualified defined benefit plan. Some of our employees also participate in the Augmented Plan, a non-qualified plan under which eligible employees are entitled to receive retirement benefits not paid under the Pension Plan and the Savings Plan due to Internal Revenue Code (the “Code”) limits on the amount of benefits that may accrue and be paid under the Pension Plan and the Savings Plan.

Messrs. Woodring, Lay and Schuster participate in the Pension Plan and the Augmented Plan. The monthly benefit payable for life at age 65 for each individual is the sum of (a) and (b) below:

(a)	The sum of (1) 1.05% of Final Average Monthly Compensation (as defined below), multiplied by the number of years of service earned as of December 31, 1995, plus (2) 0.65% of the excess, if any, of Final Average Monthly Compensation minus one-twelfth of the Social Security Maximum Wage Average (as defined below), multiplied by the number of years of service earned as of December 31, 1995; plus

(b)	The actuarial equivalent of a lump sum benefit equal to the sum of the amounts determined below for each full year of service completed after December 31, 1995:

Age on January 1 of the Plan Year in Which the Year of Service is Earned	Percentage of Final Average Annual Compensation Credited	Percentage of Excess Compensation Credited
Up to 35	2%	1%
35 — 44	4%	2%
45 — 54	6%	3%
55 or over	8%	4%

“Social Security Maximum Wage Average” means the average of the Social Security Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains the Social Security retirement age. “Social Security Wage Base” means the maximum amount of compensation that may be considered wages for FICA tax, or $110,100 for 2012. “Breakpoint” means 60% of the Social Security Wage Base raised to the next highest $100 increment. “Excess Compensation” means the excess, if any, of “Final Average Annual Compensation” minus the Breakpoint. “Final Average Annual Compensation” means the highest average Benefit Salary for the five consecutive years during the preceding ten years. “Benefit Salary” means actual base salary, eligible bonuses and pre-tax salary deferrals made to the profit sharing plan or a cafeteria plan and the CODA portion of the profit sharing award, in plan years prior to 2012. Beginning with the 2012 plan year and in accordance with the terms of the Savings Plan, the Company will no longer provide profit sharing awards. “Final Average Monthly Compensation” is one-twelfth of Final Average Annual Compensation.

Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the officer retires. RGA Canada maintains the Canadian Supplemental Executive Retirement Plans, which are non-qualified defined benefit plans pursuant to which eligible executive officers are entitled to receive additional retirement benefits.

Until January 1, 1994, we also maintained an Executive Supplemental Retirement Plan (the “Supplemental Plan”), a non-qualified defined benefit plan pursuant to which eligible executive officers are entitled to receive additional retirement benefits. Benefits under the Supplemental Plan were frozen as of January 1, 1994. The frozen annual benefit payable upon retirement at age 65 is $3,060 for Mr. Woodring. Retirement benefits under the Supplemental Plan are payable at age 65 in the form of a 15-year certain life annuity, with no direct or indirect integration with Social Security benefits.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]	Payments During Last Fiscal Year
Woodring	Performance Pension Plan	33	$1,049,188	—
	Augmented Benefit Plan	33	$8,791,935	—
	Supplemental Plan	33	$428,261	—

Lay	Performance Pension Plan	21	$482,871	—
	Augmented Benefit Plan	21	$1,668,236	—

Schuster	Performance Pension Plan	21	$483,324	—
	Augmented Benefit Plan	21	$1,575,039	—

O’Bryant	Performance Pension Plan	2	$40,584	—
	Augmented Benefit Plan	2	$77,983	—

Kinnaird[2]	Performance Pension Plan	—	—	—
	Augmented Benefit Plan	—	—	—

1.	The accumulated benefit for the U.S. plans is based on service and compensation (as described above) considered by the plans for the period through December 31, 2012. The present value has been calculated assuming the earliest retirement age at which the participant can elect an unreduced benefit. For additional discussion of the assumptions, see note 10 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2012, as filed with the SEC. As described in such note, the interest assumption is 3.80%.

2.	Ms. Kinnaird was hired April 2, 2012, and therefore had not met the participation criteria as of December 31, 2012, for the above plans.

Nonqualified Deferred Compensation in Fiscal 2012

The table below provides information on the non-qualified deferred compensation arrangements in which our U.S. named executive officers were eligible to participate during 2012. Employees in the U.S. who hold the office of vice president and above are able to defer up to 50% of their base salary and up to 100% of their cash bonus payments under our Executive Deferred Savings Plan (“EDSP”). With respect to distributions, participants may elect to receive either a lump sum payment or 1 to 15 annual installments. In addition, we also maintain the Augmented Plan, a non-qualified plan under which eligible employees are entitled to receive profit sharing and matching contributions not paid to the employee under the Savings Plan (formerly the Profit Sharing Plan), due to Code limits or a reduction in compensation pursuant to the employee’s participation in the EDSP. The contributions made into the employee’s non-qualified deferred compensation account are based upon the maximum matching contribution rate we provide to other employees in connection with the Savings Plan.

The investment fund alternatives under the Augmented Plan and EDSP are identical to those in the Savings Plan, and we credit the participant’s non-qualified deferred compensation account(s) with the returns he or she would have received in accordance with the investment alternatives selected from time to time by the participant. We do not pay above-market or preferential earnings, compensation or returns under the EDSP or Augmented Plan, or any other plan.

The named executive officers cannot withdraw any amounts from their deferred compensation balances until they either terminate employment or reach the designated distribution date selected by the executive at the time of their deferral election (in the case of benefits held in the executive’s EDSP account).

Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[4]
Woodring	—	$112,831	$87,971	—	$693,224
Lay	$37,559	$79,975	$84,085	—	$1,094,269
Schuster	—	$53,313	$47,978	—	$360,879
O’Bryant	—	$26,341	$4,916	—	$262,569
Kinnaird[5]	—	—	—	—	—

1.	The amounts in this column are also included in the Summary Compensation Table in the salary column (i.e., contributions to the EDSP).

2.	The amounts in this column reflect 2011 contributions credited to the participant’s account during 2012. For reasons related to the timing of the contributions, the amounts will not match the amounts in the Summary Compensation Table’s “All Other Compensation” column, which are contributions for 2012 credited in 2013. All amounts represent contributions in the Augmented Plan except for Mr. Lay – $36,473 and O’Bryant – $17,361, which amounts represents contributions to the EDSP.

3.	Reflects earnings credited to the participant’s account during 2012 in connection with the investment selections chosen from time to time by the participant. All amounts represent earnings in the Augmented Plan except for Messrs. Lay – $60,647, Schuster – $8,302 and O’Bryant – $4,797, which amounts represent earnings in the EDSP.

4.	The aggregate balance at last fiscal year-end column reflects the following amounts that were reported in the Summary Compensation Table in previous years: Woodring – $492,422; Lay – $892,650; Schuster – $259,588; and O’Bryant – $231,312.

5.	Ms. Kinnaird was hired April 2, 2012, and therefore had not met the participation criteria as of December 31, 2012, for the above plan.

Potential Payments Upon Termination or Change of Control

As described in the CD&A, our named executive officers do not have employment, severance or change of control agreements with our Company. The information below describes and quantifies certain compensation that may or will become payable under existing plans and agreements if the named executive officer’s employment had terminated on December 31, 2012, due to a change of control, disability or death, given the executive’s compensation and service levels as of such date and, where applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees such as distributions under the 401(k) and pension plans, retiree medical benefits, disability benefits and accrued vacation pay.

Change of Control. Upon the occurrence of a change of control (as defined below), any unvested stock options or SARs granted before the date of that event could become exercisable if the Compensation Committee decided to maintain the named executive officer’s rights following a change in control. Our Flexible Stock Plan and stock option grant agreements provide that the Compensation Committee may accelerate the vesting periods or arrange for us to purchase the options so the named executive officer receives the value that he or she would have attained had the option been currently exercisable. In addition, our Flexible Stock Plan and PCS grant agreements provide that upon a change of control, as soon as practicable following the end of the applicable three-year performance period, we must deliver to the named executive officer the number of shares that coincides with the target award for each outstanding grant of PCS.

Disability or Death. If one of the named executive officers were to become disabled or die, any unvested stock options and SARs granted before the date of such event would immediately vest and become exercisable. In addition, he or she would receive a pro rata proportion of the shares of common stock that would have been issued under any award of PCS at the end of the three-year performance period. The pro rata proportion is determined based on the number of calendar months in the performance period during which he or she was employed, divided by 36 months (the total number of months in the three-year performance period).

Retirement. Upon the “retirement” (as defined below) of a named executive officer, unvested stock options and SARs do not accelerate but continue to vest in accordance with the vesting schedule and provisions specified in the respective option grant agreement(s). Upon retirement, the pro rata distribution provisions described above under “Disability or Death” apply to any PCS grants. Due to the number of factors that affect the nature, amount and timing of the vesting and exercise of stock options or SARs, or the actual award following a PCS performance period, the amounts paid to or received by the named executive officer may differ and are undeterminable until actually realized.

The named executive officers may participate in deferred compensation plans that permit deferral of certain compensation. They also participate in our defined contribution and defined benefit retirement plans. The last column of the table under “Nonqualified Deferred Compensation in Fiscal 2012” reports each named executive’s aggregate balance at December 31, 2012, under each nonqualified deferred compensation or defined contribution plan. The named executive officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment or retirement. The table under “Pension Benefits in Fiscal 2012” describes the general terms of each pension plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer’s accumulated pension benefit.

Definitions. “Change of Control” is defined in our Flexible Stock Plan and, for this discussion, means (i) the acquisition, without Board approval, of more than 20% of our outstanding common shares through a tender offer, exchange offer or otherwise, (ii) our liquidation or dissolution following a sale or other disposition of all or substantially all of our assets, (iii) a merger or consolidation involving us which results in us not being the surviving corporation, or (iv) a change in the majority of the members of our Board of Directors during any two-year period not approved by at least two-thirds of the directors who were members at the beginning of the two-year period.

“Retirement” is defined in the respective equity incentive grant agreements and means disability, death or termination of employment due to retirement of a named executive officer who has attained age 55 and a combination of age and years of service with the Company that equals at least 65. Thus, named executive officers who have attained age 55 and have 10 years of service satisfy the definition and are eligible for the benefits described above associated with retirement. At December 31, 2012, the named executive officers who satisfied this requirement were Messrs. Woodring, Lay and Schuster.

The following table provides the value of equity awards that would accelerate and become exercisable or vested upon the occurrence of a change of control or if the named executive officer had become disabled or died as of December 31, 2012. The value calculations are based upon our stock price as of December 31, 2012 ($53.52), the last business day of the year, and in the case of options reflect the payment of the respective option exercise price.

	Change of Control		Disability or Death
Name	Options/SARs	PCS (full award at target)	Options/SARs	PCS (pro rata)
Woodring	$416,101	$1,892,735	$416,101	$898,737
Lay	$168,307	$ 621,581	$168,307	$305,641
Schuster	$168,307	$ 613,072	$168,307	$302,833
O’Bryant	—	$ 409,696	—	$202,218
Kinnaird	—	$ 225,426	—	$ 74,391

Director Compensation

Directors who also serve as officers of our Company or any subsidiary do not receive any additional compensation for serving our Company as members of the Board of Directors or any of its committees. During 2012, Mr. Woodring was the sole Company director meeting this criterion, and the group of directors who are not employees of our Company or any subsidiary (“non-employee directors”) consisted of Messrs. Bartlett, Boot, Danahy, Eason, Henderson, Sievert, Tulin and Ms. Lomax. In 2012, non-employee directors were paid an annual retainer fee of $50,000 (except the chair of the Audit Committee, who received an annual retainer fee of $62,000 and the chair of any other Committee, who received an annual retainer fee of $58,000). Non-employee directors were paid $3,000 for each Board and Committee meeting attended in person, and $1,500 for participating in a telephonic Board or Committee meeting. Each non-employee director is issued 1,725 shares of stock effective on the date of the February Board meeting. Alternatively, a non-employee director serving as Chairman of the Board (i.e., Mr. Eason) receives an annual retainer of $83,000, a $4,000 fee for each Board meeting attended in person and $2,000 for participating in a telephonic Board meeting, and an annual grant of 2,125 shares of stock. We also reimburse directors for out-of-pocket expenses incurred in connection with attending and participating in Board and Committee meetings and director education programs. Mr. Bartlett also serves as a director of our Australian holding and operating companies, and receives an annual retainer of $117,631 and superannuation pension benefits of $10,587 for those services.

Director Stock Retention. Our director stock retention policy provides that, subject to certain exceptions, a non-employee member of the Board of Directors may not transfer any shares of the Company’s common stock which he or she received as compensation for service on the Board of Directors at any time during his or her service as a director.

The following table illustrates the compensation earned in 2012 for all directors:

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation	Total
William J. Bartlett	$119,000	$ 97,721	$128,218[3]	$344,939
Arnoud W.A. Boot	$107,000	$ 97,721	—	$204,721
John F. Danahy	$113,500	$ 97,721	—	$211,221
J. Cliff Eason	$138,500	$120,381	—	$258,881
Alan C. Henderson	$109,000	$ 97,721	—	$206,721
Rachel Lomax	$107,000	$ 97,721	—	$204,721
Fred J. Sievert	$107,500	$ 97,721	—	$205,221
Stanley B. Tulin	$ 95,000	$ 97,721	—	$192,721

1.	This column reflects the retainer and fees earned in 2012 for Board and committee service. The 2012 retainer was paid in January 2012 and the 2012 Board and committee meeting fees were paid in January 2013.

2.	This column reflects the award of 1,725 shares (2,125 shares in the case of Mr. Eason) of common stock on February 28, 2012, at a closing market price of $56.65. The stock is issued as part of the directors’ annual compensation. For additional information on the valuation assumptions, refer to note 16 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2012, as filed with the SEC. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Stock awards are made pursuant to the Flexible Stock Plan for Directors. Mr. Eason and Ms. Lomax elected to defer their stock awards under the Flexible Stock Plan.

3.	Represents compensation for services as a director of our Australian holding and operating companies. Australian dollars converted to U.S. dollars using an annualized currency exchange rate.

SECURITIES OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Ownership of Company Shares

The following table sets forth, as of December 31, 2012, certain information with respect to: (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock, and (2) the ownership of common stock by (i) each of our directors and nominees, (ii) each of our named executive officers, and (iii) all directors, nominees, and executive officers as a group.

Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]		Percent of Class[1]
Significant Shareholders:

Blackrock, Inc. 40 East 52nd Street New York, NY	4,799,267	[3]	6.50%

FMR/Johnson 82 Devonshire Street Boston, MA 02109	3,742,644	[4]	5.06%

Directors, Nominees and Named Executive Officers:

Non-Employee Directors

William J. Bartlett	11,350		*

Arnoud W.A. Boot	5,850		*

John F. Danahy	8,850		*

J. Cliff Eason	15,825		*

Alan C. Henderson	19,846	[5]	*

Rachel Lomax	3,525		*

Frederick J. Sievert	13,650		*

Stanley B. Tulin	1,725		*

Named Executive Officers

A. Greig Woodring	401,644	[6]	*

Jack B. Lay	126,512	[7]	*

Paul A. Schuster	74,740	[8]	*

Allan E. O’Bryant	6,803	[9]	*

Donna H. Kinnaird	2,799	[10]	*

All directors and executive officers as a group (18 persons)	889,189	[11]	1.20%

*	Less than 1%.

1.	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options or SARs) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than 1% of our outstanding common stock.

2.	Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned and none of the shares listed are pledged as security.

3.	As reported on Schedule 13G/A filed February 5, 2013, Blackrock, Inc. and its subsidiaries have sole voting and dispositive power over all the beneficially owned shares.

4.	As reported on a Schedule 13G/A filed February 14, 2013, FMR LLC is a holding company for Fidelity Management & Research Company, a registered investment advisor (“Fidelity”) and its shares are held directly and through certain direct and indirect wholly-owned subsidiaries. FMR LLC has the sole power to vote or direct the vote over 1,148,260 shares. Neither Edward C. Johnson III, Chairman of FMR LLC nor FMR LLC have sole power to vote or direct the voting of the shares owned directly by various Fidelity Funds, which power resides with the Funds’ Board of Trustees. Edward C. Johnson, 3d and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 2,511,284 shares owned by the Funds.

5.	Includes for Mr. Henderson 3,000 shares owned by Bess L. Henderson Trust, of which Mr. Henderson is trustee and primary beneficiary.

6.	Includes for Mr. Woodring 256,339 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

7.	Includes for Mr. Lay 82,632 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days. Mr. Lay shares voting and investment power for all of the shares with his spouse.

8.	Includes for Mr. Schuster 38,998 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days. Mr. Schuster shares voting and investment power with his spouse for 22,238 shares.

9.	Includes for Mr. O’Bryant 6,803 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

10.	Includes for Ms. Kinnaird 2,799 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

11.	Includes a total of 531,630 shares of common stock subject to stock options and/or SARs that are exercisable within 60 days.

Directors’ Phantom (Deferred) Shares

Non-employee directors may elect to receive phantom shares by deferring their annual retainer (including the stock portion) and meeting fees. A phantom share is a hypothetical share of our common stock based upon the fair market value of the common stock at the time of the grant. Phantom shares are not distributed until the director ceases to serve on the Board by reason of retirement as a director, at which time we will issue cash or shares of common stock in an amount equal to the value of the phantom shares.

Because phantom shares can be distributed in cash instead of stock, they are not included as shares beneficially owned by the directors under the “Ownership of Company Shares” table above. However, several directors have elected to participate in the deferral option, and the following table illustrates their accumulated phantom share balance as of December 31, 2012:

Name	Phantom or Deferred Shares
William J. Bartlett	5,631
J. Cliff Eason	20,633
Alan C. Henderson	1,086
Rachel Lomax	3,450
Total	30,800

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Directors, executive officers, and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4, and 5 they file.

Based solely on our review of the copies of such forms we have received or that were filed with the SEC, or written representations from certain reporting persons, we believe that all our directors, executive officers, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2012.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions. We do not have any agreements, transactions or relationships with related persons such as directors, nominees, executive officers, or immediate family members of such individuals. At least annually we review all relationships between our Company and our directors and executive officers and their immediate family members to determine whether such persons have a direct or indirect material interest in any transaction with us. Our Global Legal Services staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, nominees and executive officers with respect to related person transactions. If such a transaction arose, our Global Legal Services staff would determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions that are determined to be directly or indirectly material to us are disclosed in this Proxy Statement and other SEC filings.

Our Board of Directors has adopted a policy as part of its corporate governance guidelines that requires advance approval by the Board before any of the following persons knowingly enter into any transaction with the Company or any of our subsidiaries or affiliates through which such person receives any direct or indirect financial, economic or other similar benefit or interest. The individuals covered by the policy include:

•	any director,

•	any nominee for director,

•	any executive officer,

•	any holder of more than 5% of our voting securities,

•	any immediate family member of such a person, as that term is defined in the policy, and

•	any charitable entity or organization affiliated with such person or any immediate family member of such person.

Transactions covered by the policy include any contract, arrangement, understanding, relationship, transaction, contribution or donation of goods or services, but exclude transactions with any charitable entity or organization affiliated with a director, nominee for director, executive officer, 5% security holder or any immediate family member of such a person if the amount involved is $2,500 or less. At this time, the Company is not involved in any transactions that would be covered by this policy.

Audit Committee Report

The Audit Committee has reviewed and discussed our 2012 audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed as required by auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), SEC Rule 2-07 of Regulation S-X, Statement of Auditing Standards (“SAS”) No. 114, “The Auditor’s Communication With Those Charged With Governance.” The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB Rule 3526, and has discussed with those accountants their independence. Based on those reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC. This report is provided by the following independent directors, who comprise the Committee:

William J. Bartlett, Chairman

Arnoud W.A. Boot

John F. Danahy

Rachel Lomax

Stanley B. Tulin

ITEM 2 — SHAREHOLDERS’ ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (i.e., non-binding basis), the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative disclosures).

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to our ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to “Compensation Discussion and Analysis – Executive Summary” for an overview of the compensation of our named executive officers.

A primary focus of our Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s shareholders. As part of its ongoing review of our executive compensation program, the Compensation Committee considered the affirmative shareholder advisory vote on executive compensation (“say on pay”) at the Company’s 2012 annual meeting, where a significant majority (96% of votes cast on the proposal) of our shareholders approved the compensation program described in the proxy statement for that meeting. Taking the vote into consideration, along with an overall review of the compensation program, the Compensation Committee determined that the Company’s executive compensation philosophy, objectives and elements continue to be appropriate. Accordingly, we did not make material changes to the Company’s executive compensation program.

We are asking our shareholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board

and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders’ concerns when making future compensation decisions for our named executive officers and will evaluate whether any actions are necessary to address those concerns.

Vote Required

If a quorum is present, the vote required to approve this Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote FOR the proposal to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion.

ITEM 3 — APPROVAL OF AMENDMENT TO THE COMPANY’S FLEXIBLE STOCK PLAN

The third item to be acted upon at the Annual Meeting is a proposal to approve an amendment to our Flexible Stock Plan (“the Plan”) to increase the number of shares authorized for issuance under the Plan. The Board of Directors originally adopted the Plan in February 1993 and on March 31, 1993 our shareholders approved the Plan. The Plan was amended and restated effective July 1, 1998. Since then, the Plan has been amended on the following occasions:

Date	Amendment

May 24, 2000	Increase the total number of shares authorized for issuance

May 28, 2003	Increase the total number of shares authorized for issuance

May 26, 2004	Eliminate the “evergreen” provision that provided for an automatic increase of 5% each year in the number of authorized shares available for issuance under the Plan

May 23, 2007	Increase the total number of shares authorized for issuance

May 8, 2011	Remove to certain language which could permit the replacement of underwater stock options with new awards without shareholder approval

May 18, 2011	Increase the total number of shares authorized for issuance and increase the maximum number of SARs that may be granted to any Participant in any one-year period

The Plan provides for the grant of stock options, stock appreciation rights, restricted stock, performance shares and other stock based awards to our employees, employees and owners of entities that have a direct or indirect ownership interest in us or in which we have a direct or indirect ownership interest, individuals who are employed by or owners of our client companies or suppliers, and individuals who are employed by or owners of companies that render services to us (collectively, the “Participants”). As of March 2013, approximately 265 employees participate in the Plan.

Under the Plan, a maximum of 11,760,077 shares are presently authorized for issuance from treasury stock or authorized but unissued shares. Set forth below is information regarding the status of all of the Company’s equity incentive plans (i.e., Flexible Stock Plan, Flexible Stock Plan for Directors, and Phantom Stock Plan for Directors) as of March 18, 2013:

Outstanding Options/SARs[1]	4,074,751
Weighted-Average Exercise Price of Outstanding Options/SARs[2]	$51.55
Weighted-Average Remaining Contractual Life of Outstanding Options/SARs	6.9 Years
Outstanding Performance Contingent Units/Other Full Value Shares	963,269
Total Shares Outstanding under all the Company’s Equity Incentive Plans	5,038,020
Shares Remaining Available for Grant under all the Company’s Equity Incentive Plans	711,791

1.	Includes 738,884 SARs granted in 2013.

2.	As of March 28, 2013, the closing price of the Company’s shares on the New York Stock Exchange was $59.67.

The amended Plan would increase the total number of shares authorized for issuance by 1,600,000, for a total of 13,360,077. The proposed amendment will amend Section 3.1 of the Plan, which, if approved, will read as follows:

3.1 NUMBER OF SHARES. The number of Shares which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan shall be 13,360,077 Shares. Such Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

The principal features of the Plan, as amended, are described below. This description is subject to and qualified in its entirety by the full text of the Plan, which was filed as Exhibit 99.1 to our Form 8-K filed with the SEC on May 20, 2011, and incorporated herein by reference. The Form 8-K and exhibits are available through our website (www.rgare.com) or at the SEC website (www.sec.gov/edgar). you may obtain a copy of the plan from us upon written request.

Proposed Amendment to the Plan

We are requesting shareholder approval to increase the number of shares available under the Plan so that we will have sufficient shares available for futures equity awards. Steven Hall & Partners, our independent compensation consultant, ran a share value transfer model and calculated the number of shares we are requesting using the methodology of a major proxy advisory firm.

One of the important drivers of the need for additional shares under the Plan is the success of our officers and employees in outperforming our peers with respect to the key performance metrics established under our PCS program. Our PCS awards (as described in the Compensation Discussion and Analysis), provide for payment in unrestricted shares at the end of a three year performance period, with the final payout determined based upon our performance compared to our peers on performance metrics (revenue growth, ROE and Relative ROE). Consequently, unless the proposed increase is approved, the Company may be unable to make planned grants to existing high-value employees and executives and anticipated new executive hires, which will put us at a significant competitive disadvantage compared to our peers.

In administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our shareholders. Our burn rate is defined as the number of equity awards granted in the year, divided by the undiluted weighted average number of common shares outstanding during the year. It measures the potential dilutive effect of annual equity grants. For 2012, our burn rate was 1.28% and our three-year average burn rate from 2010 through 2012 was 1.11%.

Our overhang is defined as the equity awards outstanding but not exercised, plus equity awards available to be granted (“available equity award shares”), divided by total common shares outstanding plus the available equity award shares. It measures the potential dilutive effect of outstanding equity awards and future awards available for grant. Our overhang as of March 18, 2013 was 7.24%. If we include the additional shares requested under the Plan in the calculation, then our overhang would be 9.07%.

We believe that our burn rate and overhang (with or without including the shares currently being requested under the Plan) are reasonable in relation to companies in our industry and reflect a judicious use of equity for compensation purposes. Moreover, we encourage our employees to hold their stock options and SARs for extended periods of time after vesting. We believe our efforts to encourage employees to hold their stock options and SARs reflects the confidence of our employees in our prospects for future growth. However, as a result, stock options and SARs remain in the overhang calculation for relatively long periods.

Our Board of Directors believes that the increase in the number of shares authorized for issuance under the amended Plan is appropriate and will enhance our ability to continue to reward and provide incentives to our key employees as well as to attract and retain qualified employees. Presently, the total number of shares represented by equity-based awards granted and outstanding and shares available for future grants (if ultimately issued) represent approximately 7.80% of our current shares outstanding under all current Company equity incentive plans. If the amendment is approved, the total number of shares represented by equity-based awards granted and outstanding and shares available for future grants (if ultimately issued) will represent approximately 9.97% of our current shares outstanding.

Key Features of the Plan

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Variety of Awards. The Plan provides for benefits to be awarded to eligible Participants in the form of stock options, stock appreciation rights, restricted stock, performance shares, cash awards and other stock based awards. The Plan also allows for the grant of tandem awards, provided that only stock appreciation rights may be issued in tandem with incentive stock options.

•	No discounted Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•

Reusage. If a stock option or SAR expires or is terminated, surrendered or cancelled without having been fully exercised, if Restricted Shares or Performance Shares are forfeited, or if any other grant results in any shares not being issued, the shares covered by such stock option or SAR, grants of Restricted Shares, Performance Shares or other grants, as the case may be, shall again be available for use under the Plan.

•	Minimum Vesting Requirements. It is the Company’s practice to grant stock options and SARs that do not fully vest over a period of less than three years from the date of grant.

•

No Transferability. The Company’s current practice is to grant awards that may not be transferred, except by will or the laws of descent and distribution, unless such transfer is approved by the Compensation Committee.

•

No repricing. In 2011, the Company removed a provision from the Plan that could have been interpreted as allowing for the reduction of the exercise price of a stock option or SAR without shareholder approval through substitution of new stock options or SARs. The Company does not, in practice, reprice stock options or SARs nor does it have plans in undertake any such repricing.

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Amended Plan can be automatically replenished.

•	No Automatic Grants. The Plan does not provide for “reload” or other automatic grants to participants.

•	No Tax Gross-ups. The Plan does not provide for any tax gross-ups.

•	Independent Administration. The Compensation Committee, an independent committee of the Board of Directors, administers the Plan.

Description of the Plan

The Plan provides for benefits to be awarded to eligible Participants in the form of stock options, stock appreciation rights, restricted stock, performance shares, cash awards and other stock based awards. If any benefit expires or is terminated, surrendered, cancelled or forfeited, the shares covered by such benefit will be added back to the shares available for use under the Plan. In addition, shares delivered to us in payment of the exercise price of an option will be available for use under the Plan.

If our common stock is changed by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, then the number and class of shares available for benefits, the number of shares subject to any outstanding benefits and the price thereof will be appropriately adjusted.

The Compensation Committee of the Board of Directors (the “Committee”) administers the Plan. The Committee currently consists of four of our outside directors. The Committee, by majority action, is authorized to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms of the benefit grants, as well as to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan to the extent not contrary to the provisions of the Plan. The Committee makes its determinations under the Plan based upon the recommendations of our Chief Executive Officer and management, information made available to the Committee and its judgment as to the best interests of the Company and our shareholders. In certain circumstances, the Committee may delegate all or any part of its authority under the Plan to our employees or another committee.

Under the Plan, the Committee may award: (a) stock options exercisable into shares of our common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended; (b) stock appreciation rights; (c) restricted shares of our common stock; (d) performance shares, (e) cash awards, and (f) other stock based awards and benefits. As provided in the Plan, the Committee has complete discretion to determine the type and number of benefits granted to any Participant and the terms and conditions that attach to each grant. Such terms and conditions are not necessarily uniform among different Participants. The receipt by a Participant of one type of grant under the Plan does not entitle the Participant to receipt of any other type of grant. Payment for shares of common stock purchased upon exercise of any option or any other benefit granted under the Plan that requires payment by a Participant to us will be made in cash, or with the consent of the Committee, by the tender of shares of common stock having a fair market value equal to the purchase price, or in other property, rights and credits, to the extent permitted by law, any combination of the foregoing, or any other method of payment authorized by the Committee in an individual award agreement.

Stock Options. The Committee may grant stock options, which entitle the Participant to purchase our common stock at a price established by the Committee, and that price will not be less than the Fair Market Value of our common stock on the date of the grant. “Fair Market Value” means the closing price of shares on the New York Stock Exchange on a given date. As of March 18, 2013, the closing price of shares on the New York Stock Exchange was $60.10. The Committee determines the term of the stock options, including the times and conditions under which the options become exercisable. The maximum number of shares with respect to which incentive stock options are issuable under the Plan is 150,000 shares. The maximum number of shares with respect to which options may be granted to any Participant in any one-year period may not exceed 200,000 shares. For purposes of the preceding sentence, shares of common stock covered by an option that is cancelled will count against the maximum number of shares that may be granted to any Participant in any one-year period, and if the exercise price under an option is reduced, the transaction will be treated as a cancellation of the option and a grant of a new option. In practice, we typically grant options that do not completely vest until at least three years following the grant date.

Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights (“SARs”), which gives the Participant a right to receive payment in an amount equal to the appreciation, if any, in the Fair Market Value of a share from the date of the grant to the date of its payment. Pursuant to the Plan, such payment can be made in cash, in common stock or in any combination of cash and common stock, as the Committee may determine. In practice, we settle SARs awards with the equivalent value of unrestricted common stock. The maximum number of SARs that may be granted to any Participant in any one-year period is 200,000. For purposes of the preceding sentences, any SARs that are cancelled will count against the maximum number of SARs that may be granted to any Participant in any one-year period and if the fair market value of a share on which appreciation under a SAR is calculated is reduced, the transaction will be treated as a cancellation of the SAR and the grant of a new SAR. In practice, we typically grant SARs that do not completely vest until at least three years following the grant date.

Restricted Stock. The Committee may grant benefits under the Plan in the form of Restricted Stock. Shares of Restricted Stock are issued and delivered at the time of the grant but are subject to forfeiture as provided in the grantee’s individual agreement. The grantee is entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant, but cannot transfer such shares until all restrictions have been satisfied. Grants are made at a per share cost equal to the par value.

Performance Shares. Performance Shares are the right of an individual to whom a grant of such shares is made to receive shares or cash equal to the Fair Market Value of such shares at a future date in accordance with the terms of such grant. Generally, such right is based upon the attainment of targeted profit and/or performance objectives.

Cash Awards. Cash Awards are benefits payable in cash. The Committee may grant Cash Awards at such times and in such amounts as it deems appropriate.

Other Stock Based Awards. An Other Stock Based Award is an award that is valued in whole or in part by reference to, or is otherwise based on, Company common stock.

In the event of a “change in control” (as defined below) the Committee may provide such protection as it deems necessary to maintain a Participant’s rights. The Committee may, among other things, (i) accelerate the exercise or realization of any benefit, (ii) purchase a benefit upon the Participant’s request for cash equal to the amount which could have been attained upon the exercise or realization of the benefit had it been currently exercisable or payable, (iii) adjust the benefit as the Committee deems appropriate, and (iv) cause the benefit to be assumed by the surviving corporation. A “change of control” generally means (i) the acquisition, without the approval of the Board, by any person or entity, other than us and certain related entities, of more than 20% of the outstanding shares of common stock through a tender offer, exchange offer or otherwise; (ii) the liquidation or dissolution of us following a sale or other disposition of all or substantially all of our assets; (iii) a merger or consolidation involving us which results in our not being the surviving parent corporation; or (iv) a change in the majority of the members of the Board of Directors during any two-year period not approved by at least two-thirds of the Directors who were members at the beginning of the two-year period.

The Plan will remain in effect until terminated by the Board of Directors. The Board, in its sole discretion, may terminate the Plan at any time and from time to time may amend or modify the Plan. However, the Board may not amend the Plan, without obtaining shareholder approval in a manner (i) which would cause options which are intended to qualify as incentive stock options to fail to qualify, (ii) which would cause the Plan to fail to meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 or Internal Revenue Code Section 162(m), or (iii) which would violate applicable law. No amendment, modification or termination of the Plan will adversely affect a Participant’s right to any benefit granted under the Plan prior to such amendment or termination.

Performance Objectives

Section 162(m) of the Code denies a deduction to any publicly-held company for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1 million. However, certain kinds of compensation, including “qualified performance-based compensation,” are disregarded for purposes of the Section 162(m) deduction limitation. The Company intends that certain awards granted under the Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) and thus be exempt from the deduction limitation of Section 162(m).

All Performance Shares and any other compensation granted pursuant to the Plan that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) will be subject to attainment of one or more pre-established performance objectives established by the Committee, which will be based upon any one or more of the performance criteria set forth below:

•

operating earnings or income; operating earnings per share; net income; total or net revenues; gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity; return on average adjusted equity; return on assets; return on invested capital; earnings per share growth; change in embedded value; new business embedded value;

•

budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; economic value added; and

•	product development; client development; leadership; project progress; project completion; quality; customer satisfaction; diversity and corporate governance.

Benefits Granted Under the Plan

Non-qualified stock options, grants of PCS units, SARs and restricted stock are the forms of benefits that have been granted under the Plan. See “Grants of Plan-Based Awards in 2012” for a description and summary of the 2012 PCS and SARs grants.

Federal Income Tax Consequences

Stock Options. No income will be realized by a Participant on the grant of a stock option, and we will not be entitled to a deduction at such time.

Upon the exercise of a non-qualified option, the excess, if any, of the Fair Market Value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise. Any gain or loss upon a subsequent sale or exchange of the shares of common stock received upon such exercise is capital gain or loss, long-term or short-term depending on the holding period of the common stock.

Generally, a Participant does not recognize ordinary income at the time of exercise of an incentive stock option and no deduction is available to us, provided the stock option is exercised while the participant is an employee or, in certain circumstances, for a limited period of time thereafter. If an incentive stock option is exercised after these periods, the exercise is treated for federal income tax purposes as the exercise of a non-qualified stock option. Also, incentive stock options are treated as non-qualified stock options to the extent they (together with any other incentive stock options) first become exercisable in any calendar year for common stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If common stock acquired upon exercise of an incentive stock option is sold or exchanged more than one year after the date of exercise and more than two years from the date of grant, any gain or loss is long-term capital gain or loss. If common stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the Participant recognizes ordinary income at the time of the disposition, and we may claim a deduction, in an amount equal to the excess of the fair market value of the common stock at the date of exercise over the exercise price. Any additional gain is treated as capital gain, long-term or short-term depending on how long the common stock was held. Where common stock is sold or exchanged in a Disqualifying Disposition (other than certain related-party transactions) for an amount less than its fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition is limited to the amount of gain, if any, recognized in the sale or exchange, and any loss is a long-term or short-term capital loss, depending on how long the common stock was held.

Although the exercise of an incentive stock option as described above does not generally produce ordinary income to the Participant, it does result in an increase in the Participant’s alternative minimum taxable income in an amount equal to the excess of the value of the common stock on the date of exercise over the exercise price and may result in an alternative minimum tax liability.

SARs. No income will be realized by a Participant upon the grant of an SAR, and we will not be entitled to a deduction at such time. Upon the exercise of a SAR, the excess, if any, of the Fair Market Value of the stock on the date of exercise over the Fair Market Value of the stock on the date of grant is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.

Restricted Stock. Unless a timely 83(b) election is made, as described in the following paragraph, a Participant generally will not recognize taxable income upon the grant of restricted stock because the restricted stock generally will be nontransferable and subject to a substantial risk of forfeiture at the time of grant. A Participant will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture of the shares of common stock or the transfer restrictions (collectively, the “Restrictions”) lapse. The amount recognized will be equal to the difference between the fair market value of the shares at the time the Restrictions lapse and the original purchase price paid for the shares, if any. The ordinary income recognized by a Participant with respect to restricted stock will be subject to applicable tax withholding by us. If a timely 83(b) election has not been made, any dividends received with respect to common stock subject to the Restrictions will be treated as additional compensation income and not as dividend income.

A Participant may elect, pursuant to Section 83(b) of the Internal Revenue Code (“Code”), to recognize as ordinary income the fair market value of the restricted stock upon grant, notwithstanding that the restricted stock would otherwise not be includable in gross income at that time. If the election is made within 30 days of the date of grant, then the Participant would include in gross income an amount equal to the difference between the fair market value of the restricted stock on the date of grant and the purchase price paid for the restricted stock, if any. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the Participant. If the Section 83(b) election is made, the Participant’s holding period for capital gains begins on the date of grant.

The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the Participant then forfeits the restricted stock, the Participant may not deduct as a loss the amount previously included in gross income. A Participant’s tax basis in shares of restricted stock received will be equal to the sum of the amount (if any) the Participant paid for the common stock and the amount of ordinary income recognized by the Participant as a result of making Section 83(b) election or upon the lapse of the Restrictions. Unless a Section 83(b) election is made, the Participant’s holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions on the shares lapse. In general, we will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by a Participant with respect to shares of restricted stock. If, subsequent to the lapse of the Restrictions on the shares, the Participant sells the shares, the difference, if any, between the amount realized from the sale and the tax basis in the shares of the Participant will be taxed as a capital gain or capital loss.

Performance Shares. A Participant generally will not recognize taxable income upon the grant of performance shares. Instead, a Participant will recognize as ordinary income, and we will have as a corresponding deduction, any cash delivered and the fair market value of any common stock delivered in payment of an amount due under the performance share award. The ordinary income the Participant recognizes will be subject to applicable tax withholding by us. Upon selling any shares of common stock received by a Participant in payment of an amount due under a performance share award, the Participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of common stock and the Participant’s tax basis in the shares of common stock.

Cash Awards. Awards payable in cash are includible in the Participant’s gross income when paid and deductible by us when paid or accrued.

Other Stock Based Awards. The tax consequences associated with any other stock based award will vary depending on the specific terms of the award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the Participant under the award, the applicable holding period and the Participant’s tax basis.

Code Section 162(m). Section 162(m) of the Code denies a deduction to any publicly-held company for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1 million. However, certain kinds of compensation, including “qualified performance-based compensation,” are disregarded for purposes of the Section 162(m) deduction limitation. The Company intends that certain awards granted under the Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) and thus be exempt from the deduction limitation of Section 162(m).

Code Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement that does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals, and (iii) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition to regular income taxes that result from such immediate taxation, a participant is subject to an interest penalty and an additional 20% in income taxes on the amounts immediately taxable as a result of a Section 409A violation. Payments that are subject to Section 409A and made by a publicly-held company upon the separation from service of certain officers and other individuals are subject to a 6-month delay.

Section 409A is broadly applicable to certain types of equity-based and cash-based compensation. For example, performance shares may be classified as deferred compensation subject to the requirements of Section 409A. Awards issued under the Plan are intended to be exempt from or comply with the requirements of Section 409A of the Code.

The foregoing statement is only a summary of certain federal income tax consequences of the Flexible Stock Plan and is based on our understanding of present federal tax laws and regulations.

Vote Required

If a quorum is present, the vote required to approve this Item 3 is a majority of the common stock represented in person or by proxy at the Annual Meeting, so long as the total votes cast on this proposal represent more than 50% in interest of all shares entitled to vote hereon.

Recommendation of the Board of Directors

The Board of Directors has approved the proposed amendment to our Flexible Stock Plan and recommends that shareholders vote FOR the proposal.

ITEM 4 — APPROVAL OF PERFORMANCE MEASURES UNDER THE COMPANY’S ANNUAL BONUS PLAN

The fourth item to be acted upon at the Annual Meeting is a proposal to re-approve the performance measures under our Annual Bonus Plan (the “ABP”) for tax purposes. Shareholder approval is being sought so that awards pursuant to the ABP will qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), which limits to $1,000,000 the amount deductible for non-performance-based compensation paid to the chief executive officer, chief financial officer, and three other most highly-compensated executive officers (other than the CEO and CFO). No additional amendments are being requested. The Company’s shareholders previously approved the measures and/or plan at the annual meetings of shareholders in 1996, 2003 and 2008.

The classes of employees eligible to participate in the ABP are associates who are designated annually by the Compensation Committee, which we refer to as “participants.” As of March 2013, approximately 1,774 employees participated in the ABP. The ABP provides for awards to be granted to participants in any of the following forms, as determined by the Compensation Committee: cash, performance shares, restricted stock or other stock-based compensation. Any stock-based awards may be issued pursuant to the Flexible Stock Plan. Please see “Item 3 – Approval of Amendment to the Company’s Flexible Stock Plan” and “Item 5 – Approval of Performance Measures under the Company’s Flexible Stock Plan” for additional information on that plan.

The principal features of the ABP are described below. This description is subject to and qualified in its entirety by the full text of the ABP, which was filed as Exhibit 10.5 to our Form 10-K filed with the SEC on March 1, 2013, and incorporated herein by reference. The Form 10-K and exhibits are available through the Company’s website (www.rgare.com) or at the SEC website (www.sec.gov/edgar). You also may obtain a copy of the Annual Bonus Plan from us upon written request.

General Plan Provisions

The purpose of the ABP is to motivate superior, focused and prudent performance on the part of associates for the ultimate benefit of shareholders. Awards are determined and payable annually using an overall three-part structure:

•	no awards will be payable in any fiscal year in which performance criteria fall below a specified amount known as the “trigger”;

•

to assure fiscal soundness and provide solid funding for all awards, a meaningful portion of every participant’s award opportunity is linked to Company and division performance against key financial objectives; and

•

a meaningful portion of many, but not all, participants’ awards are tied to his/her unit’s and/or individual performance (unit results will be evaluated using either financial and/or operational measures).

The Compensation Committee of the Board of Directors (the “Committee”) has ultimate approval authority for awards under the ABP and will annually monitor and approve participation and opportunity levels, Company goals, the general design and mix of opportunity, total awards and performance goals and their achievement. The Company’s management will recommend all awards under the ABP to the Committee for approval. The Company’s Human Resources department is the general administrator of the ABP and will maintain records, prepare summary materials for the Committee and ensure the payment of awards net of all applicable withholding.

Each member of the Committee must be a “non-employee director” as defined in Rule 16b-3 promulgated by the SEC under the Exchange Act. The Board of Directors has designated a Committee consisting solely of individuals who constitute “outside directors” as defined in Section 162(m) of the Code.

Awards are based upon attainment of pre-established goals relating to overall Company performance or the performance of a subsidiary, division, business unit, or an individual. The pre-established goals may include one or more of the following:

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operating earnings or income; operating earnings per share; net income; total or net revenues; gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity; return on adjusted equity; return on assets; return on invested capital; earnings per share growth; change in embedded value; new business embedded value;

•

budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; economic value added; and

•	product development; client development; leadership; project progress; project completion; quality; customer satisfaction; diversity and corporate governance.

The goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

No award will be payable unless and until the Committee certifies that the performance goals and any other material terms have been met. No award will be payable for any year in which the performance criteria falls below a specified amount, or trigger. The maximum annual award that can be granted to any participant for any calendar year is $3,000,000.

The performance goals for each participant and the amount of compensation payable if those goals are met will be established for each plan year (or other performance period) by the Committee no later than 90 days after the commencement of the period of service to which the performance goals relate (which will generally be the beginning of the plan year) and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. Such goals and the compensation payable for each plan year if the goals are achieved, including the portion of such compensation payable in cash, or otherwise, will be set forth in each participant’s award agreement. Any restricted stock, performance shares, or other stock-based compensation may be granted under the Flexible Stock Plan, as determined by the Committee. Any payment under any award will be made within the calendar year following the applicable plan year (or other period of performance) to which such award relates. The Committee will have the discretion to reduce the compensation which would otherwise be payable upon the achievement of one or more performance goals in whole or in part to the extent that it deems appropriate.

The ABP will remain in effect until amended or terminated by the Committee. Presently, the Committee intends to maintain the ABP indefinitely, but reserves the right to amend or terminate it at any time if the Committee deems such action to be in the best interests of the Company or its shareholders or employees.

A participant who is no longer actively employed by the Company on the date awards are determined and paid to other participants for any year (or other performance period) will forfeit all rights to any award for such year, except in the case of termination due to retirement at or after the age of 55, total disability or death. In such cases, the Committee will, in its discretion, authorize an applicable award, generally on a pro rated basis, but only if the applicable performance goals have been met. A participant whose individual performance is deemed to be unsatisfactory will forfeit his or her award if such forfeiture is approved by the Committee.

Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Company will have the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state and local, domestic or foreign, tax withholding.

Because awards under the ABP are subject to the discretion of the Committee, awards to be received by individual participants are not determinable. Please see “Compensation Discussion and Analysis” and Executive Compensation” for a discussion of awards under the ABP for our named executive officers.

Federal Income Tax Consequences

Cash Awards. Awards payable in cash are includable in the participant’s gross income when paid and deductible by the Company when paid or accrued.

Performance Shares, Restricted Stock and Other Stock-Based Awards. The tax consequences of these types of awards are described in the discussion of “Federal Income Tax Consequences” under Item 5.

The foregoing statement is only a summary of certain federal income tax consequences of the ABP and is based on the Company’s understanding of present federal tax laws and regulations.

Vote Required

The vote required to approve this Item 4 is a majority of the common stock represented in person or by proxy at the Annual Meeting, so long as the total votes cast on this proposal represent more than 50% of the shares entitled to vote hereon.

Recommendation of the Board

In accordance with its charter, the Compensation Committee of the Board of Directors recommended to the Board of Directors that it approve the proposal regarding the establishment of performance measures as described above. The Board of Directors recommends that shareholders vote FOR the proposal.

ITEM 5 — APPROVAL OF PERFORMANCE MEASURES UNDER THE COMPANY’S FLEXIBLE STOCK PLAN

The fifth item to be acted upon at the Annual Meeting is a proposal to re-approve the performance measures under the Company’s Flexible Stock Plan, as amended (the “Plan”) for tax purposes. Under Section 162(m), shareholder approval of the material terms of the performance measures used for determining awards to our associates under the Plan is required to enable the Company to obtain a deduction for awards paid under the Plan in excess of $1,000,000 to the chief executive officer, chief financial officer, and three other most highly-compensated executive officers (other than the CEO and CFO) for a given year. As described under the caption “Performance Goals” below, the amendment to the Plan will expressly provide for such goals.

Flexible Stock Plan

The Board of Directors originally adopted the Plan and our shareholders approved the Plan in 1993. The Plan was amended and restated in 1998. As described under “Item 3 – Approval of Amendment to the Company’s Flexible Stock Plan,” the Plan has been amended on several occassions since then, most recently in 2011.

The Plan provides for the grant of stock options, stock appreciation rights, restricted stock, performance shares and cash and other stock-based awards to our employees, employees and owners of entities that have a direct or indirect ownership interest in us or in which we have a direct or indirect ownership interest, individuals who are employed by or owners of our client companies or suppliers, and individuals who are employed by or owners of companies that render services to us (collectively, the “participants”). As of March 2013, approximately 265 employees participate in the Plan.

Under the Plan, a maximum of 11,760,077 shares are presently authorized for issuance from treasury stock or authorized but unissued shares and a maximum of 13,360,077 shares shall be authorized if the Plan is amended as described in “Item 3 – Approval of Amendment to the Company’s Flexible Stock Plan”. As of March 18, 2013, equity-based awards to purchase or receive 5,038,020 shares of common stock were granted to participants and outstanding under the Plan, and 5,939,942 shares have been exercised by, awarded to or received by participants. As of March 28, 2013, the closing price of our common stock on the NYSE was $59.67 per share.

The principal features of the Plan are described below. This description is subject to and qualified in its entirety by the full text of the Plan, which was filed as Exhibit 99.1 to our Form 8-K filed with the SEC on May 20, 2011, and incorporated herein by reference. The Form 8-K and exhibits are available through the Company’s website (www.rgare.com) or at the SEC website (www.sec.gov/edgar). You also may obtain a copy of the Plan from us upon written request.

The Plan provides for benefits to be awarded to eligible participants in the form of stock options, stock appreciation rights, restricted stock, performance shares, cash awards and other stock-based awards. If any benefit expires or is terminated, surrendered, cancelled or forfeited, the shares covered by such benefit will be added back to the shares available for use under the Plan.

If our stock is changed by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, then the number and class of shares available for benefits, the number of shares subject to any outstanding benefits and the price thereof will be appropriately adjusted.

The Compensation Committee of the Board of Directors (the “Committee”) administers the Plan. The Committee currently consists of four of our outside directors. Each member of the Committee must be a “non-employee director” as defined in Rule 16b-3 promulgated by the SEC under the Exchange Act. The Board of Directors has designated a Committee consisting solely of individuals who constitute “outside directors” as defined in Section 162(m) of the Code. The Committee, by majority action, is authorized to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms of the benefit grants, as well as to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan to the extent not contrary to the provisions of the Plan. The Committee makes its determinations under the Plan based upon the recommendations of our chief executive officer and management, information made available to the Committee and its judgment as to the best interests of the Company and our shareholders. In certain circumstances, the Committee may delegate all or any part of its authority under the Plan to our employees or another committee. Because awards are subject to the discretion of the Committee, future awards are not determinable. Please see “Compensation Discussion and Analysis” and “Executive Compensation” for discussion of 2012 awards to our named executive officers under the Plan.

Under the Plan, the Committee may award:

•	stock options exercisable into shares of our common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended;

•	stock appreciation rights;

•	restricted shares of our common stock;

•	performance shares (including performance contingent restricted stock);

•	cash awards; and

•	other stock-based awards and benefits.

As provided in the Plan, the Committee has complete discretion to determine the type and number of benefits granted to any participant and the terms and conditions that attach to each grant. Such terms and conditions are not necessarily uniform among different participants. The receipt by a participant of one type of grant under the Plan does not entitle the participant to receipt of any other type of grant. Payment for shares of common stock purchased upon exercise of any option or any other benefit granted under the Plan that requires payment by a participant to us will be made in cash, or with the consent of the Committee or as provided in the applicable individual award document, by the tender of shares of common stock having a fair market value equal to the purchase price, or in other property, rights and credits, to the extent permitted by law, or any combination of the foregoing.

Stock Options. The Committee may grant stock options, which entitle the participant to purchase our common stock at a price established by the Committee, and that price will not be less than the fair market value of our common stock on the date of the grant. “Fair market value” means the closing price of shares on the NYSE on a given date. The Committee determines the term of the stock options, including the times and conditions under which the options become exercisable. The maximum number of shares with respect to which incentive stock options are issuable under the Plan is 150,000 shares. The maximum number of shares with respect to which options may be granted to any participant in any one-year period may not exceed 200,000 shares. For purposes of the preceding sentence, shares of common stock covered by an option that is cancelled will count against the maximum number of shares that may be granted to any participant in any one-year period, and if the exercise price under an option is reduced, the transaction will be treated as a cancellation of the option and a grant of a new option.

Stock Appreciation Rights (“SARs”). The Committee may grant SARs, which gives the participant a right to receive payment in an amount equal to the appreciation, if any, in the fair market value of a share from the date of the grant to the date of its payment. Such payment is made in cash, in common stock or in any combination of cash and common stock, as the Committee may determine. The maximum number of SARs that may be granted to any participant in any one-year period is 200,000. For purposes of the preceding sentence, any SARs that are cancelled will count against the maximum number of SARs that may be granted to any participant in any one-year period, and if the fair market value of a share on which appreciation under a SAR is calculated is reduced, the transaction will be treated as a cancellation of the SAR and the grant of a new SAR.

Restricted Stock. The Committee may grant benefits under the Plan in the form of Restricted Stock. Shares of Restricted Stock are issued and delivered at the time of the grant but are subject to forfeiture as provided in the grantee’s individual agreement. The grantee may be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant, but cannot transfer such shares until all restrictions have been satisfied. Grants are made at a per share cost equal to the par value.

Performance Shares. Performance Shares are the right of an individual to whom a grant of such shares is made to receive shares or cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant. Generally, such right is based upon the attainment of targeted profit and/or performance objectives.

Cash Awards. Cash Awards are benefits payable in cash. The Committee may grant Cash Awards at such times and in such amounts as it deems appropriate. The amount of any cash award in any fiscal year to any participant who is subject to Section 16 of the Securities Exchange Act of 1934 cannot exceed the greater of $100,000 or 50% of his cash compensation (excluding any cash award under the Plan) for such fiscal year.

Other Stock-Based Awards and Other Benefits. An Other Stock-Based Award is an award that is valued in whole or in part by reference to, or is otherwise based on, Company common stock. The Committee may grant other types of benefits under the Plan if the Committee believes that such benefits would further the purposes for which the Plan was established.

In the event of a “change in control” (as defined below) the Committee may provide such protection as it deems necessary to maintain a participant’s rights. The Committee may, among other things:

•	accelerate the exercise or realization of any benefit;

•

purchase a benefit upon the participant’s request for cash equal to the amount which could have been attained upon the exercise or realization of the benefit had it been currently exercisable or payable;

•	adjust the benefit as the Committee deems appropriate; and

•	cause the benefit to be assumed by the surviving corporation.

A “change of control” generally means (i) the acquisition, without the approval of the Board, by any person or entity, other than us and certain related entities, of more than 20% of the outstanding shares of common stock through a tender offer, exchange offer or otherwise; (ii) the liquidation or dissolution of us following a sale or other disposition of all or substantially all of our assets; (iii) a merger or consolidation involving us which results in our not being the surviving parent corporation; or (iv) a change in the majority of the members of the Board of Directors during any two-year period not approved by at least two-thirds of the Directors who were members at the beginning of the two-year period.

The Plan will remain in effect until terminated by the Board of Directors. The Board, in its sole discretion, may terminate the Plan at any time and, from time to time, may amend or modify the Plan. However, the Board may not amend the Plan, without obtaining shareholder approval in a manner (i) which would cause options which are intended to qualify as incentive stock options to fail to qualify, (ii) which would cause the Plan to fail to meet the requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, or (iii) which would violate applicable law. No amendment, modification or termination of the Plan will adversely affect a participant’s right to any benefit granted under the Plan prior to such amendment or termination. Non-qualified stock options, grants of PCRS units and restricted stock are the forms of benefits that have been granted under the Plan.

Performance Goals

The Flexible Stock Plan permits the Committee, in its discretion, to condition any of the awards upon achievement of one or more performance goals. In order for awards to constitute performance-based compensation for purposes of Section 162(m), the Committee has recommended, and our Board of Directors has approved, an amendment to the Plan to specify the goals applicable to performance-based awards under the Plan. Under the amendment, awards intended to constitute performance-based compensation will be based upon attainment of pre-established goals relating to overall Company performance or the performance of a subsidiary, division, business unit or an individual. The pre-established goals may include one or more of the following:

•

operating earnings or income; operating earnings per share; net income; total or net revenues; gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity; return on adjusted equity; return on assets; return on invested capital; earnings per share growth; change in embedded value; new business embedded value;

•

budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; economic value added; and

•	product development; client development; leadership; project progress; project completion; quality; customer satisfaction; diversity and corporate governance.

The goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

In order to permit compliance with Section 162(m), the Committee has determined to make such awards in accordance with the following procedures: No later than the 90th day of each performance year, the Committee will establish an objective performance goal for that performance year and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. The Committee must certify the attainment of the applicable performance goal before an award is made. The Committee may decrease the actual award amount paid to a covered person for any performance year based on such secondary goals and considerations as may be determined by the Committee in its sole discretion.

The Committee will not change the material terms of the performance goals or the maximum amount payable with respect to any award to a covered officer, without first obtaining shareholder approval.

Federal Income Tax Consequences

Stock Options. No income will ordinarily be realized by a participant on the grant of a stock option, and we will not be entitled to a deduction at such time. If a participant exercises an incentive stock option and does not dispose of the shares acquired within two years from the date of the grant, or within one year from the date of exercise of the option, no income will generally be realized by the participant at the time of exercise. We will not be entitled to a deduction by reason of the exercise.

If a participant disposes of the shares acquired pursuant to an incentive stock option within two years from the date of grant of the option or within one year from the date of exercise of the option, the participant will experience a disqualifying disposition and will realize ordinary income at the time of disposition equal to the excess, if any, of the lesser of (a) the amount realized on the disposition, or (b) the fair market value of the shares on the date of exercise, over the participant’s basis in the shares. We generally will be entitled to a deduction in an amount equal to such income in the year of the disqualifying disposition. If a participant disposes of the shares acquired pursuant to an incentive stock option following the later of the date (a) two years from the date of grant of the option or (b) one year from the date of exercise of the option, the difference, if any, between the amount realized from the sale and the exercise price will be taxed as a capital gain or capital loss.

The excess of the fair market value of the shares at the time an incentive stock option is exercised over the exercise price is tax preference income taken into account in computing the alternative minimum tax applicable to the optionee. If, however, a disqualifying disposition occurs in the year in which the incentive stock option is exercised, the maximum amount that will be included for purposes of alternative minimum tax is the gain on the disposition of the shares.

Upon the exercise of a non-qualified option, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.

SARs. No income will be realized by a participant upon the grant of an SAR, and we will not be entitled to a deduction at such time. Upon the exercise of a SAR, the excess, if any, of the fair market value of the stock on the date of exercise over the fair market value of the stock on the date of grant is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.

Restricted Stock. Unless a timely Section 83(b) election is made, as described in the following paragraph, a participant generally will not recognize taxable income upon the grant of restricted stock because the restricted stock generally will be nontransferable and subject to a substantial risk of forfeiture. A participant will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture of the shares of common stock or the transfer restrictions (collectively, the “Restrictions”) lapse. The amount recognized will be equal to the difference between the fair market value of the shares at the time the Restrictions lapse and the original purchase price paid for the shares, if any. The ordinary income recognized by a participant with respect to restricted stock will be subject to applicable tax withholding by us. If a timely Section 83(b) election has not been made, any dividends received with respect to common stock subject to the Restrictions will be treated as additional compensation income and not as dividend income.

A participant may elect, pursuant to Section 83(b) of the Code, to recognize as ordinary income the fair market value of the restricted stock upon grant, notwithstanding that the restricted stock would otherwise not be includable in gross income at that time. If the election is made within 30 days of the date of grant, then the participant would include in gross income an amount equal to the difference between the fair market value of the restricted stock on the date of grant and the purchase price paid for the restricted stock, if any. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the participant. If the Section 83(b) election is made, the participant’s holding period for capital gains begins on the date of grant.

The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the participant then forfeits the restricted stock, the participant may not deduct as a loss the amount previously included in gross income. A participant’s tax basis in shares of restricted stock received will be equal to the sum of the amount (if any) the participant paid for the common stock and the amount of ordinary income recognized by the participant as a result of making Section 83(b) election or upon the lapse of the Restrictions. Unless a Section 83(b) election is made, the participant’s holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions on the shares lapse. In general, we will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by a participant with respect to shares of restricted stock. If, subsequent to the lapse of the Restrictions on the shares, the participant sells the shares, the difference, if any, between the amount realized from the sale and the tax basis in the shares of the participant will be taxed as a capital gain or capital loss.

Performance Shares. A participant generally will not recognize taxable income upon the grant of performance shares. Instead, a participant will recognize as ordinary income, and we will have as a corresponding deduction, any cash delivered and the fair market value of any common stock delivered in payment of an amount due under the performance share award. The ordinary income the participant recognizes will be subject to applicable tax withholding by us. Upon selling any shares of common stock received by a participant in payment of an amount due under a performance share award, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of common stock and the participant’s tax basis in the shares of common stock.

Cash Awards. Awards payable in cash are includible in the participant’s gross income when paid and deductible by us when paid or accrued.

Other Stock-Based Awards or Benefits. The tax consequences associated with any other stock-based award or other benefits will vary depending on the specific terms of the award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, the applicable holding period (if any) and the participant’s tax basis.

The foregoing statement is only a summary of certain federal income tax consequences of the Flexible Stock Plan and is based on our understanding of present federal tax laws and regulations.

Vote Required

The vote required to approve this Item 5 is a majority of the common stock represented in person or by proxy at the Annual Meeting, so long as the total votes cast on this proposal represent more than 50% of the shares entitled to vote hereon.

Recommendation of the Board

In accordance with its charter, the Compensation Committee of the Board of Directors recommended to the Board of Directors that it approve the proposal regarding the establishment of performance measures as described above. The Board of Directors recommends that shareholders vote FOR the proposal.

Equity Compensation Plan Information

The following table presents Equity Compensation Plan information as of December 31, 2012:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	4,190,525	$49.63	1,734,737
Equity Compensation Plans Not Approved by Security Holders	—	—	—

TOTAL	4,190,525	$49.63	1,734,737

ITEM 6 — PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO PROVIDE FOR THE DECLASSIFICATION OF THE BOARD OF DIRECTORS

The sixth item to be acted upon at the Annual Meeting is an amendment (the “Proposed Amendment”) to the Company’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”) that would provide for the elimination of the Company’s classified Board structure.

The Articles of Incorporation provide that the Board shall be divided into three classes, as nearly equal in number as possible. Directors in each class are elected every three years to three-year terms, with the term of one class expiring at each annual meeting. Currently, each class has three directors. Our current classified board structure has been in place since we became public in 1993.

Our Board is committed to adopting governance practices that are the most beneficial to the Company and its shareholders. The Board recognizes that in recent years some parties with an interest in corporate governance have advocated eliminating classified boards at public companies; however, the Board believes that the Company’s shareholders should make decisions about board classification based on the Company’s facts and circumstances. The Board believes that the current classified structure helps ensure continuity of the Company’s business strategies, promotes Board stability in a complex industry and has reinforces the Board’s commitment to long-term shareholder value because a majority of directors will always have meaningful experience as directors of the Company. Classified boards also provide protection against certain abusive takeover tactics and provide more time for a board to solicit higher bids in a hostile takeover situation because it is more difficult to change a majority of directors on the board in a single year. However, the Board also recognizes the position that directors are more accountable to shareholders, and therefore more likely to act in the best interests of shareholders, if they stand for election annually as opposed to serving multiple-year terms. By eliminating the provisions for a classified Board, the Company’s shareholders would have the opportunity to vote on all directors annually.

Proposed Amendment to the Articles of Incorporation

If the Proposed Amendment is approved, commencing with the class of directors standing for election at the Company’s 2014 Annual Meeting, directors will stand for election for one-year terms. The term of office for each director elected at the 2014 Annual Meeting and thereafter will expire at the next succeeding annual meeting of shareholders and until their successors are elected and qualified or until their earlier death, resignation, removal or disqualification. The approval of the Proposed Amendment would not shorten the terms to which our shareholders have previously elected directors. This means that directors who were elected prior to the 2014 Annual Meeting will continue to hold office until the end of the terms for which they were elected and until their successors are elected and qualified. Thus, directors elected at the 2012 Annual Meeting will continue to have terms that expire at the 2015 Annual Meeting and directors elected under Item 1 at this Annual Meeting will have terms that expire at the 2016 Annual Meeting.

If the Proposed Amendment is approved, accordingly, this phase-in process would result in the full declassification of the Board by the 2016 Annual Meeting. At our 2016 Annual Meeting, and at each annual meeting thereafter, the entire Board would stand for election for a one-year term, and there would no longer be any class designation for our directors. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. Furthermore, if there is a vacancy in the Board, because the number of directors is increased or otherwise, at or following the 2014 Annual Meeting, any director elected to fill such vacancy would hold office for a term expiring at the next annual meeting. If the Proposed Amendment is not approved, the Board will remain classified.

This general description of the Proposed Amendment is qualified in its entirety by reference to the text of the Proposed Amendment, which is attached as Exhibit A to this Proxy Statement. Additions to the Articles of Incorporation are indicated by underlining and deletions are indicated by strike-outs. If the Proposed Amendment is approved by shareholders, the Proposed Amendment will become effective upon the filing of the Articles of Amendment to our Amended and Restated Articles of Incorporation with the Secretary of State of the State of Missouri. The Board would also adopt corresponding amendments to our Amended and Restated Bylaws. If the Proposed Amendment is not approved, the Articles of Incorporation and the Bylaws will remain unchanged and the Board will remain classified.

Vote Required

If a quorum is present, the vote required to approve this Item 5 is at least 85% of all of the issued and outstanding shares of common stock represented in person or by proxy at the Annual Meeting.

The Board is submitting the Proposed Amendment to the shareholders without a recommendation either in favor of or opposed to the Proposed Amendment. The Board believes that the Company’s shareholders are in the best position to analyze the advantages and disadvantages of a classified board structure for the Company and to make an independent determination about the best governance approach for the Company in light of the Company’s past performance, governance reputation, history and other corporate governance features.

ITEM 7 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITOR

The seventh item to be acted upon at the Annual Meeting is the ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the Company’s independent auditor for the fiscal year ending December 31, 2013. The Audit Committee has appointed Deloitte, subject to shareholder ratification. Deloitte has served as independent auditor of the Company since 2000. Its long term knowledge of the Company and its subsidiaries, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company’s financial statements with effectiveness and efficiency.

In considering Deloitte’s appointment, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•

Deloitte’s status as a registered public accounting firm with the Public Company Accounting Oversight Board (United States) (PCAOB) as required by the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and the Rules of the PCAOB;

•	Deloitte’s independence and its processes for maintaining its independence;

•	the results of the independent review of the firm’s quality control system;

•	the key members of the engagement team for the audit of the Company’s financial statements;

•	Deloitte’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office; and

•	Deloitte’s reputation for integrity and competence in the fields of accounting and auditing.

The Audit Committee assures the regular rotation of the audit engagement team partners as required by law. The Audit Committee approves Deloitte’s audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Under procedures adopted by the Audit Committee, the Audit Committee reviews, on an annual basis, a schedule of particular audit services that the Company expects to be performed and an estimated amount of fees for each particular audit service. The Audit Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the Company may engage the independent auditor to perform and an estimated amount of fees for each of those services.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a Pre-Approval Policy which provides for pre-approval of audit, audit-related and tax services on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Representatives of Deloitte will attend the 2013 Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

The aggregate fees billed to us for the years ending December 31, 2012 and 2011 by Deloitte are set forth below. These fees have been approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy.

	Fiscal Year
	2012	2011
Audit Fees[1]	$4,893,998	$4,407,040
Audit Related Fees[2]	237,636	450,110

Total audit and audit-related fees	$5,131,634	$4,857,150
Tax Fees[3]	119,464	113,990

Total Fees	$5,251,098	$4,971,140

1.	Includes fees for the audit of our Company’s and its subsidiaries’ annual financial statements, reviews of our quarterly financial statements, and Sarbanes-Oxley Section 404 attestation.

2.	Includes fees for services rendered by Deloitte for matters such as employee benefit plan audits, assistance with internal control reporting requirements, and services associated with SEC registration statements, periodic reports and securities offerings.

3.	Includes fees for tax services rendered by Deloitte, such as consultation related to tax planning and compliance.

Vote Required

If a quorum is present, the vote required to approve this Item 7 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors has approved the proposal regarding the appointment of Deloitte and recommends that shareholders vote FOR the proposal.

ADDITIONAL INFORMATION

Voting

If a quorum is present, the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote which are present in person or represented by proxy at the 2013 Annual Meeting is required to approve Items 1, 2, 3, 4, 5 and 7 to act on any other matters properly brought before the meeting (other than the other specified proposals), provided that with respect to Items 3, 4 and 5 the total votes cast must represent over 50% of the shares entitled to vote. If a quorum is present, the affirmative vote of the holders of 85% of our common stock entitled to vote which are present in person or represented by proxy at the 2013 Annual Meeting is required to approve Item 6. Voting results will be disclosed in our Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting. Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors and proxies which are marked “abstain” or which deny discretionary authority on Items 2, 3, 4, 5 and 6 will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively.

Under the current rules of the New York Stock Exchange, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Please note that previously, brokers were allowed to vote uninstructed shares in uncontested director elections or with regard to certain executive compensation matters. However, brokers now can no longer vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.

We know of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Nominations and Proposals

As described in our Corporate Governance Guidelines, the Nominating and Governance Committee will consider shareholder nominations for directors that meet the notification, timeliness, consent and information requirements of our Articles of Incorporation. The Committee makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations referred to above are followed. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Chairs of the Audit or Nominating and Governance Committees. Candidates are evaluated using the criteria adopted by the Board to determine their qualifications based on the information supplied by the candidates and information obtained from other sources. The Committee will recommend candidates for election as director only if the Committee determines, in its judgment, that they have the following specific, minimum qualifications that have been recommended by the Nominating and Governance Committee to, and approved by, the Board:

Financial Literacy. Such person should be “financially literate” as such qualification is interpreted by the Board in its business judgment.

Leadership Experience. Such person should possess significant leadership experience, such as experience in business, finance/accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.

Commitment to Our Values. Such person shall be committed to promoting our financial success and preserving and enhancing our business and ethical reputation, as embodied in our codes of conduct and ethics.

Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a director.

Reputation and Integrity. Such person shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses). Such person shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.

Knowledge and Experience. Such person should possess knowledge and experience that will complement that of other directors and promote the creation of shareholder value.

Other Factors. Such person shall have other characteristics considered appropriate for membership on the Board of Directors, including an understanding of marketing and finance, sound business judgment, significant experience and accomplishments and educational background.

Shareholder proposals submitted under the process prescribed by the SEC (in Rule 14a-8 of the Exchange Act) for presentation at the 2014 annual meeting must be received by us by December 9, 2013, for inclusion in our Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. We currently anticipate that the 2014 Annual Meeting will be held on May 21, 2014.

In order for a shareholder to nominate a candidate for director, under our Articles of Incorporation, timely notice of the nomination must be given to us in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if we give less than 70 days notice of the meeting, or prior public disclosure of the date of the meeting, then the shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The shareholder filing the notice of nomination must describe various matters as specified in our Articles of Incorporation, including such information as name, address, occupation, and number of shares held.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be given to us within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore, and other matters specified in our Articles of Incorporation. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our Proxy Statement.

In each case, the notice must be given to our Secretary, whose address is 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039. Any shareholder desiring a copy of our Articles of Incorporation or Bylaws will be furnished a copy, without charge, upon written request to the Secretary.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.

Access to Proxy Materials and Annual Report

This Proxy Statement and our 2012 Annual Report to Shareholders may be viewed online at www.rgare.com. Information on our website does not constitute part of this Proxy Statement. You may request a physical copy of this Proxy Statement, form of proxy card and our Annual Report to Shareholders, without charge, by writing to us at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039, Attention: Secretary.

Use of Non-GAAP Financial Measures

The Company uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under the Company’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on the Company’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

Exhibit A

Proposed Amendment to the Company’s

Amended and Restated Articles of Incorporation

ARTICLE SIX

DIRECTORS

A. Number ~~and Classes~~ of Directors. The number of directors to constitute the Board of Directors of the Corporation is ten. Thereafter, the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. ~~The Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the mode of such classification to be provided for in the Bylaws of the Corporation. Directors other than certain elected~~Beginning with the annual meeting of shareholders that is held in calendar year 2014 (the “2014 Annual Meeting”), and at each annual meeting of shareholders thereafter, Directors shall be elected to hold office for a term ~~of three years, with the term of office of one class expiring each year~~ expiring at the next annual meeting of shareholders and until their successors are elected and qualified or until their earlier death, resignation, removal or disqualification; provided, however, that any Director in office immediately prior to the 2014 Annual Meeting who was elected to a term that does not expire at the 2014 Annual Meeting shall continue to hold such office until the end of the terms for which such Director was elected, with such Directors to hold office until their successors are elected and qualified. As used in these Articles of Incorporation, the term “entire Board of Directors” means the total number of Directors fixed by, or in accordance with, these Articles of Incorporation or the Bylaws of the Corporation.

B. Removal of Directors. Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, (1) any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his term of office only for cause and only by the affirmative vote of the holders of record of outstanding shares representing at least 85% of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class at a special meeting of shareholders called expressly for that purpose (such vote being in addition to any required class or other vote); and (2) any Director may be removed from office by the affirmative vote of a majority of the entire Board of Directors at any time prior to the expiration of his term of office, as provided by law, in the event that the Director fails to meet any qualifications stated in the Bylaws for election as a Director or in the event that the Director is in breach of any agreement between the Director and the Corporation relating to the Director’s service as a Director or employee of the Corporation.

C. Nominations. Subject to the rights, if any, of holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, nominations for the election of Directors may be made by the affirmative vote of a majority of the entire Board of Directors or by any shareholder of record entitled to vote generally in the election of Directors. Any shareholder who otherwise desires to nominate one or more persons for election as a Director at any meeting of shareholders held at any time may do so only if the shareholder has delivered timely notice of the shareholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, such notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which the notice of the date of meeting was mailed or public disclosure was made, whichever occurs first. A shareholder’s notice to the Secretary shall set forth: (1) the name and address of record of the shareholder who intends to make the nomination; (2) a representation that the shareholder is a holder of record of shares of capital stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice; (4) the name, age, business and residential address, and principal occupation or employment of each proposed nominee; (5) the class and number of shares of capital stock that are beneficially owned by such nominee on the date of such notice; (6) a description of all arrangements or understandings between the shareholder and each nominee and the name of any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; (7) any other information regarding each proposed nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (8) the written consent of each proposed nominee to being named as a nominee in the proxy statement and to serve as a Director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish any other information it may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should make that determination, he shall so declare at the meeting and the defective nomination shall be disregarded.

D. Vacancies. Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors which occur for any reason prior to the expiration of the term of office ~~of the class in which the vacancy occurs~~, including vacancies which occur by reason of an increase in the number of Directors, shall be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office (although less than a quorum).

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 14, 2013.

Vote by Internet
• Go to www.investorvote.com/rga • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR
	THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2, 3, 4, 5 AND 7, AND ABSTAIN ON PROPOSAL 6.	+

The Board of Directors recommends a vote FOR the nominees listed below.
1.	Elect two directors for terms expiring in 2016:	For	Against		For	Against
	01 - William J. Bartlett	☐	☐	02 - Alan C. Henderson	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain	The Board of Directors recommends a vote FOR Proposal 3.		For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐	3.	Approve amendment to the Company’s Flexible Stock Plan.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 4.		For	Against	Abstain	The Board of Directors recommends a vote FOR Proposal 5.		For	Against	Abstain
4.	Re-approve the performance measures under the Company’s Annual Bonus Plan.	☐	☐	☐	5.	Re-approve the performance measures under the Company’s Flexible Stock Plan.	☐	☐	☐

The Board of Directors makes no recommendation as to how you vote regarding Proposal 6.		For	Against	Abstain	The Board of Directors recommends a vote FOR Proposal 7.		For	Against	Abstain
6.	Amend the Company’s Articles of Incorporation to declassify the Board of Directors.	☐	☐	☐	7.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2013.	☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of the 2013 Annual Meeting of Shareholders and the accompanying Proxy Statement.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

April 8, 2013

Dear Shareholder:

We invite you to attend the 2013 Annual Meeting of Shareholders of Reinsurance Group of America, Incorporated, to be held on May 15, 2013 at the Company’s offices at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017 at 2:00 p.m.

It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the proxy form below, detach it, and return it promptly in the envelope provided.

The proxy statement and our 2012 Annual Report to Shareholders may be viewed online at www.rgare.com.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2012 Annual Report to Shareholders are available at:

http://www.rgare.com

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — REINSURANCE GROUP OF AMERICA, INCORPORATED

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned does hereby appoint Jack B. Lay and William L. Hutton, or either of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of REINSURANCE GROUP OF AMERICA, INCORPORATED to be held May 15, 2013, commencing at 2:00 p.m., St. Louis time, at the Company’s offices at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, and at any and all adjournments and postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+